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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Assured Guaranty Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

March 22, 2011
Hamilton, Bermuda

Dear Shareholders:

        It is with great pleasure that we invite you to our 2011 Annual General Meeting of shareholders. The meeting will be held on Wednesday, May 4, 2011 at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 8:00 a.m. Atlantic Time.

        Our formal agenda for this year's meeting is to vote on the election of directors, to vote on a Bye-Law amendment providing for the annual election of directors, to vote on an advisory basis on executive compensation, to vote on an advisory basis on the frequency of submitting the advisory vote on executive compensation to shareholders, to ratify the selection of independent auditors for 2011, and to direct us to vote on directors and independent auditors for one of our subsidiaries. In addition, we will report to you the highlights of 2010 and discuss the development of our business in 2011. We will also answer any questions you may have. Representatives of our independent accountants will be in attendance at the meeting and will be available to answer questions as well.

        This year, we are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement, as well as how to submit your proxy over the Internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice.

        Whether or not you plan to attend the meeting, your vote on these matters is important to us. Shareholders of record can vote their shares via the Internet or by using a toll-free telephone number or by requesting and completing a proxy card and mailing it in the return envelope provided. Instructions for accessing the proxy materials appear in the Notice Regarding the Availability of Proxy Materials mailed to you on or around March 22, 2011. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

        If you are a beneficial holder of our shares, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since the New York Stock Exchange no longer allows brokers to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of shares.

        We look forward to seeing you at the meeting.

Sincerely,

Walter A. Scott Chairman of the Board	Dominic J. Frederico President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING

March 22, 2011
Hamilton, Bermuda

TO THE SHAREHOLDERS OF ASSURED GUARANTY LTD.:

        The Annual General Meeting of Assured Guaranty Ltd., which we refer to as AGL, will be held on Wednesday, May 4, 2011, at 8:00 a.m. Atlantic Time at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda, for the following purposes:

  1.
  To elect four directors;

  2.
  To vote on an amendment to the Bye-Laws of AGL to provide for the annual election of all directors;

  3.
  To vote, on an advisory basis, on executive compensation;

  4.
  To vote, on an advisory basis, on whether executive compensation should be submitted to shareholders for an advisory vote every one, two or three years;

  5.
  To ratify the appointment of PricewaterhouseCoopers LLP as AGL's independent auditors for the fiscal year ending December 31, 2011;

  6.
  To direct AGL to vote for directors of, and the ratification of the appointment of independent auditors for, its subsidiary Assured Guaranty Re Ltd.; and

  7.
  To transact such other business, if any, as lawfully may be brought before the meeting.

        Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 22, 2011, which provides shareholders with instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials.

        Only shareholders of record, as shown by the transfer books of AGL, at the close of business on March 9, 2011, are entitled to notice of, and to vote at, the Annual General Meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS IN YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT.

By Order of the Board of Directors,
James M. Michener Secretary

i

ii

ASSURED GUARANTY LTD.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
March 22, 2011

PROXY STATEMENT

 INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of the proxy statement, annual report and other materials (the "proxy materials") for the Annual General Meeting of Shareholders of Assured Guaranty Ltd. (which we refer to as AGL, we, us or our; we use Assured Guaranty or the Company to refer to AGL and its subsidiaries), the Company is furnishing proxy materials to shareholders on the Internet by providing a Notice Regarding the Availability of Proxy Materials (the "Notice") to inform shareholders when the materials are available on the Internet. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice will instruct you on how you may access and review all of the Company's proxy materials, as well as how to submit your proxy, over the Internet.

        The Company intends to commence distribution of the Notice to shareholders on or about March 22, 2011.

        The Company will first make available the proxy materials at www.proxyvote.com on or about March 22, 2011 to all shareholders entitled to vote at the Annual General Meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2010 annual report to shareholders will be made available at the same time and by the same methods.

        We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs related to our annual shareholders' meeting.

Why has this proxy statement been made available?

        Our board of directors is soliciting proxies for use at our Annual General Meeting of shareholders to be held on May 4, 2011, and any adjournments or postponements of the meeting. The meeting will be held at 8:00 a.m. Atlantic Time at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda.

        This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.

What proposals will be voted on at the Annual General Meeting?

        The following proposals are scheduled to be voted on at the Annual General Meeting:

  •
  The election of four directors.

  •
  An amendment to the Bye-Laws of AGL to provide for the annual election of all directors.

  •
  An advisory vote on executive compensation.

  •
  An advisory vote on whether executive compensation should be submitted to shareholders for approval every one, two or three years.

  •
  The ratification of the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, which we refer to as PwC, as our independent auditors for 2011.

  •
  Directing AGL to vote for the election of the directors of, and the ratification of the appointment of the independent auditors for, our subsidiary Assured Guaranty Re Ltd., which we refer to as AG Re.

        AGL's Board recommends that you vote your shares "FOR" each of the nominees to the Board, "FOR" the amendment to the Bye-Laws of AGL, "FOR" approval of executive compensation, "FOR" submitting executive compensation to shareholders for approval every year, "FOR" the appointment of the selection of PwC as our independent auditors for 2011 and "FOR" directing AGL to vote for the election of the directors of, and the ratification of the appointment of independent auditors for, our subsidiary, AG Re.

        At the 2011 Annual General Meeting, the Bye-law amendment providing for the annual election of all directors, which is described in Proposal No. 2, will be voted upon before directors are elected pursuant to Proposal No. 1. If approved, the Bye-law amendment will be effective immediately and will be applicable to the election of directors at the 2011 Annual General Meeting.

Are proxy materials available on the Internet?

        Yes. Our proxy statement for the 2011 Annual General Meeting, form of proxy card and 2010 Annual Report are available at http://www.assuredguaranty.com/annualmeeting.

 Who is entitled to vote?

        March 9, 2011 is the record date for the Annual General Meeting. If you owned our common shares at the close of business on March 9, 2011, you are entitled to vote. On that date, we had                                    of our common shares outstanding and entitled to vote at the Annual General Meeting, including                         unvested restricted common shares. Our common shares are our only class of voting stock. The closing price of our common shares on March 9, 2011 was $            .

How many votes do I have?

        You have one vote for each of our common shares that you owned at the close of business on March 9, 2011. However, if your shares are considered "controlled shares," which our Bye-Laws define generally to include all of our common shares directly, indirectly or constructively owned or beneficially owned by any person or group of persons, owned by any "United States person," as defined in the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the "Internal Revenue Code," and such shares constitute 9.5% or more of our issued common shares, the voting rights with respect to your controlled shares will be limited, in the aggregate, to a voting power of approximately 9.5%, pursuant to a formula specified in our Bye-Laws.

        The proxy card indicates the number of common shares you are entitled to vote, without giving effect to the controlled share rule described above.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

  Shareholder of Record

        If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly to AGL or to vote in person at the Annual General Meeting. You may vote by telephone or via the Internet as described below under the heading "Information About the Annual General Meeting and Voting—May I vote by telephone or via the Internet?" or you may request a paper copy of the proxy materials and vote your proxy card by mail.

  Beneficial Owner

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and our proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading "Information About the Annual General Meeting and Voting—How do I vote in person at the Annual General Meeting?" Your broker or nominee has provided a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by telephone or on the Internet as described below under the heading "Information About the Annual General Meeting and Voting—May I vote by telephone or via the Internet?"

How do I vote by proxy if I am a shareholder of record?

        If you are a shareholder of record and you properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your proxy will vote your shares as recommended by the Board:

  •
  "FOR" the election of four Class I directors,

  •
  "FOR" the amendment to the Bye-Laws of AGL,

  •
  "FOR" executive compensation,

  •
  "FOR" submitting executive compensation to shareholders every year,

  •
  "FOR" the ratification of PwC as our independent auditors for 2011, and

  •
  "FOR" directing AGL to vote for the election of directors of, and the ratification of the appointment of independent auditors for, our subsidiary, AG Re.

        If any other matter is presented, your proxy will vote in accordance with the best judgment of the individuals named on the proxy card. As of the date of printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting, other than those discussed in this proxy statement.

How do I give voting instructions if I am a beneficial holder?

        If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to rules of the New York Stock Exchange, which we refer to as the NYSE, brokers have discretionary power to vote your shares with respect to "routine" matters, but they do not have discretionary power to vote your shares on "non-routine" matters. Brokers holding shares beneficially owned by their clients no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. Similarly, brokers do not have discretion to vote uninstructed shares with respect to the advisory vote on executive compensation or the advisory vote on the frequency of submission of executive compensation to shareholders. It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your vote with respect to directors, executive compensation and executive compensation frequency, and any other matters treated as non-routine by the NYSE, is counted.

 May I vote by telephone or via the Internet?

        Yes. If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number or voting by requesting and completing a proxy card and mailing it in the return envelope provided. We encourage you to vote by telephone or over the Internet because your vote is then tabulated faster than if you mailed it. Please note that there are separate telephone and Internet arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in "street name" (that is, if your stock is held in the name of your broker or bank).

        If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on the Notice of Internet Availability.

        If you are a beneficial owner and hold your shares in "street name," you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

        The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

        Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting by telephone or over the Internet or returning your proxy card by mail will not affect your right to attend the Annual General Meeting and vote.

May I revoke my proxy?

        Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

  •
  Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,

  •
  Send a letter revoking your proxy to AGL's Secretary at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, or

  •
  Attend the Annual General Meeting and vote in person.

        If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

 How do I vote in person at the Annual General Meeting?

        You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting, please bring the Notice of Internet Availability containing your control number or proof of identification. Shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 9, 2011.

        Even if you plan to attend the Annual General Meeting, AGL recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

        You can obtain directions to attend the 2011 Annual General Meeting by contacting Natasha Medeiros at 441-279-5705 or at nmedeiros@assuredguaranty.bm.

What votes need to be present to hold the Annual General Meeting?

        To have a quorum for our Annual General Meeting, two or more persons must be present, in person or by proxy, representing more than 50% of the common shares that were outstanding on March 9, 2011.

What vote is required to approve each proposal?

        The affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting is required for each of:

  •
  The election of each nominee for Class I director,

  •
  The amendment to the Bye-Laws of AGL,

  •
  The ratification of the selection of PwC as independent auditors for 2011,

  •
  Directing AGL to vote for the election of directors of, and the ratification of the appointment of independent auditors for, our subsidiary, AG Re, and

  •
  The votes on executive compensation and the frequency of submission of executive compensation to shareholders are advisory in nature so there is no specified requirement for approval. It will be up to the Compensation Committee and the Board to determine how the "say-on-pay" vote will impact compensation decisions.

How are votes counted?

        In the election of AGL directors, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. Your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN" with respect to the proposals relating to the amendment of the Bye-Laws of AGL, the advisory vote on executive compensation and the ratification of AGL's independent auditors. With respect to the advisory vote on the frequency of submission of executive compensation to shareholders, you may vote for "ONE YEAR" "TWO YEARS" or "THREE YEARS" or you may "ABSTAIN". With respect to directing AGL to vote for the election of directors of our subsidiary, AG Re, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. With respect to directing AGL to vote for the ratification of AG Re's independent auditors, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN." If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker's discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described in "How do I give voting instructions if I am a beneficial holder?", election of directors is now considered a non-routine matter. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What is the effect of broker non-votes and abstentions?

        A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

        Common shares owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common shares that are beneficially owned and are voted by the beneficiary through a broker will be counted towards the presence of a quorum, even if there are broker non-votes with respect to some proposals, as long as the broker votes on at least one proposal. Abstentions and broker non-votes will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and "broker non-votes" will have no direct effect on the outcome of the proposals to elect directors or to amend AGL's Bye-Laws, the advisory vote on executive compensation, the advisory vote on frequency of submitting the executive compensation advisory vote to shareholders, or the proposals to ratify the appointment of AGL's independent accountants or to approve the subsidiary matters.

Are there any voting agreements with respect to our common shares?

        The funds affiliated with Wilbur L. Ross, Jr., one of our directors, have each agreed that they will vote all common shares of AGL owned by them solely in proportion with the votes cast by holders of AGL's common shares on any matter put before them.

        The funds affiliated with Mr. Ross have each agreed to be subject to the 9.5% voting limitation described in "How many votes do I have?"

What are the costs of soliciting these proxies and who will pay them?

        AGL will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Morrow & Co., LLC is assisting us with the solicitation of proxies for a fee of $9,000 plus out-of-pocket expenses.

Where can I find the voting results?

        We will publish the voting results in a Form 8-K that we will file with the Securities and Exchange Commission, which we refer to as the SEC, by May 10, 2011. You can find the Form 8-K on our website at www.assuredguaranty.com.

 Will AGL's independent accountants attend the Annual General Meeting?

        PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Do directors attend the Annual General Meeting?

        Our Corporate Governance Guidelines provide that directors are expected to attend our annual meeting of shareholders and any special meeting of shareholders called by AGL to consider extraordinary business transactions, unless they are unable to do so as a result of special circumstances; directors are encouraged to attend all other special meetings of shareholders called by AGL. All but two of our directors attended the Annual General Meeting that was held on May 6, 2010.

Can a shareholder, employee or other interested party communicate directly with our Board? If so, how?

        Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board. Shareholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at chmaudit@assuredguaranty.com. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairman of any Board committee or any other director, as to other matters may send an e-mail to corpsecy@assuredguaranty.com. The Secretary has access to both of these e-mail addresses. Alternatively, shareholders, employees or other interested parties may send written communications to the Board c/o Secretary, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, although mail to Bermuda is not as prompt as e-mail. Communication with the Board may be anonymous. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominating and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.

Whom should I call if I have any questions?

        If you have any questions about the Annual General Meeting or voting, please contact James M. Michener, our Secretary, at 441-279-5702 or at jmichener@assuredguaranty.com. If you have any questions about your ownership of AGL common shares, please contact Sabra Purtill, our Managing Director, Investor Relations, at 441-279-5700 or 212-408-6044 or at spurtill@assuredguaranty.com.

CORPORATE GOVERNANCE

Overview

In General	Our Board of Directors has maintained corporate governance policies since becoming a public company following our 2004 initial public offering, which we refer to as our IPO. We have reviewed internally and with the Board the provisions of the Sarbanes Oxley Act of 2002, the rules of the SEC and the NYSE's listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board of Directors, director qualification standards, including independence, director responsibilities and Board self-evaluations. Our Corporate Governance Guidelines contains our Categorical Standards for Director Independence. We have also adopted a Code of Conduct for our employees and directors and charters for each of our Compensation Committee, Audit Committee, Nominating and Governance Committee, Finance Committee and Risk Oversight Committee. The full text of our Corporate Governance Guidelines, our Code of Conduct and each committee charter, are available on our website at http://www.assuredguaranty.com/governance. In addition, you may request copies of the Corporate Governance Guidelines, the Code of Conduct, Categorical Standards for Director Independence and the committee charters by contacting our Secretary via:
	Telephone	441-279-5702
	Facsimile	441-279-5701
	e-mail	jmichener@assuredguaranty.com
Independent Director Meetings

The independent directors meet at regularly scheduled executive sessions without the participation of management or any director who is not independent and our non-management directors meet periodically at executive sessions without the participation of management. The Chairman of the Board is the presiding director for executive sessions of independent directors and non-management directors.

Other Corporate Governance Highlights	• Our Board has a substantial majority of non-management, independent directors.

•       Only non-management, independent directors may serve on our Audit, Compensation and Nominating and Governance Committees and currently only non-management directors serve on our Finance and Risk Oversight Committees.

• Our Audit Committee hires, determines the compensation of and decides the scope of services performed by our independent auditors. It also has the authority to retain outside advisors.
• No member of our Audit Committee simultaneously serves on the audit committees of more than two public companies.

•       Our Compensation Committee has the authority to retain independent consultants and has engaged Frederic W. Cook & Co., Inc., which we refer to as Cook, to assist it. Our Compensation Committee evaluates the performance of the Chief Executive Officer, whom we refer to as our CEO, based on corporate goals and objectives and, with the other independent directors, sets his compensation based on this evaluation.

•       We have adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior.

•       In addition to AGL's quarterly Board meetings that last approximately two days each, our Board has an annual business review meeting to assess specific areas of the Company's operations and to learn about general trends affecting the financial guaranty industry. We also provide our directors with the opportunity to attend continuing education programs.

The Board of Directors

        Our Board oversees our business and monitors the performance of management. The directors keep themselves up-to-date on the Company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

        The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met four times during 2010 plus attended our annual business review meeting. From time to time, the Board has telephone information sessions on various topics. All of our directors, except for Mr. Ross, attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2010.

        Mr. Ross became a director of AGL in May 2008 in connection with the purchase by investment funds affiliated with him of AGL common shares that resulted in proceeds to the Company of $250 million. In November 2008, investment funds affiliated with Mr. Ross also agreed to provide a $361 million backstop commitment in connection with funding the Company's acquisition of Financial Security Assurance Holdings Ltd., which we have renamed Assured Guaranty Municipal Holdings Inc.

and which we refer to as AGMH. Because AGL was able to complete an equity offering in June 2009, the funds affiliated with Mr. Ross were not required to provide financing pursuant to the backstop commitment; however, these funds did purchase 3,850,000 common shares in that public offering. Also in 2009, Mr. Ross was instrumental in assisting the Company in entering into an agreement to provide mortgage securities analytical services to Invesco Institutional (N.A.), Inc., an organization affiliated with Mr. Ross, which we refer to as Invesco. Although Mr. Ross had scheduling conflicts from his other business interests that prevented him from attending many of AGL's Board of Directors meetings in person, the Board and AGL's shareholders approved amendments to AGL's Bye-Laws in 2010 which facilitated the ability of Mr. Ross to attend Board meetings telephonically, and Mr. Ross was subsequently able to attend a number of Board meetings. Furthermore, Mr. Ross has made his expertise available to the Company outside of Board meetings, in addition to providing material financing assistance to the Company. In cases of Board meetings where Mr. Ross was unable to attend the meeting physically or telephonically, he had extensive discussions about the subject matter of each meeting with management and other Board members. Consequently his views on all topics were made clear to all other directors as well as management. In addition, Mr. Ross frequently meets with members of management, outside the context of formal Board meetings, and has spent extensive time in connection with the Company's acquisition of AGMH and with ratings agency matters affecting the Company. The Board of Directors considers the service of Mr. Ross on the Board to be beneficial to the Company despite time constraints he experienced in connection with his other business responsibilities. The skill, capability and knowledge that he possesses makes him valuable to our Board of Directors and management.

Director independence

        In February 2011, our Board determined that the following directors are independent under the listing standards of the NYSE: Neil Baron, Francisco L. Borges, G. Lawrence Buhl, Stephen A. Cozen, Patrick W. Kenny, Donald H. Layton, Robin Monro-Davies, Michael T. O'Kane and Walter A. Scott. These independent directors constitute substantially more than a majority of AGL's Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors. A copy of our Categorical Standards for Director Independence is attached as Exhibit A to this proxy statement and is also available as part of our Corporate Governance Guidelines, which are available on our website at http://www.assuredguaranty.com/governance.

        As part of its independence determinations, the Board took into account the fact that the Company retained Cozen O'Connor Federal Political Strategies, which we refer to as COFPS, to assist the Company in lobbying on U.S. federal governmental issues and that COFPS performed $120,000 of services for the Company in 2010. COFPS is majority-owned by Cozen O'Connor P.C., a law firm of which Mr. Cozen, a director of AGL, is a shareholder and chairman. COFPS did not provide legal services to the Company. The Board determined that the Company's retention of COFPS in 2010 was insufficient to constitute a material relationship between the Company and Mr. Cozen. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company.

 The committees of the Board

        The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Finance Committee and a Risk Oversight Committee.

The Audit Committee	The Audit Committee provides oversight of the integrity of the Company's financial statements and financial reporting process, the Company's compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of the Company's internal audit program and the performance, qualification and independence of the independent accountants.
The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that Messrs. Buhl, Kenny and O'Kane are each audit committee financial experts, as that term is defined under Item 401(h) of the SEC's Regulation S-K. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in "Proposal No. 1: Election Of Directors."

The Audit Committee is comprised of G. Lawrence Buhl (Chairman), Neil Baron, Patrick W. Kenny and Michael T. O'Kane.
The Audit Committee held four meetings during 2010.
The Compensation Committee

The Compensation Committee has responsibility for evaluating the performance of the CEO and senior management and determining executive compensation in conjunction with the independent directors. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning.

The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.
The Compensation Committee is comprised of Francisco L. Borges (Chairman), Stephen A. Cozen and Donald H. Layton.
The Compensation Committee held four meetings during 2010. The Compensation Committee also met with Cook twice to review executive compensation trends and peer group compensation data.

The Nominating and Governance Committee

The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and the Board committees in their self-evaluations.

The Nominating and Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.
The Nominating and Governance Committee is comprised of Patrick W. Kenny (Chairman), G. Lawrence Buhl and Robin Monro-Davies.
The Nominating and Governance Committee held four meetings during 2010.
The Finance Committee

The Finance Committee of the Board of Directors oversees management's investment of the Company's investment portfolio. The Finance Committee also oversees, and makes recommendations to the Board with respect to, the Company's capital structure, financing arrangements, investment guidelines and any corporate development activities.

The Finance Committee is comprised of Robin Monro-Davies (Chairman), Francisco L. Borges and Stephen A. Cozen.
The Finance Committee held four meetings during 2010.
The Risk Oversight Committee

The Risk Oversight Committee oversees management's establishment and implementation of standards, controls, limits, guidelines and policies relating to risk assessment and risk management. The Risk Oversight Committee focuses on both the underwriting and surveillance of credit risks and the assessment and management of other risks, including, but not limited to, financial, legal, operational and other risks concerning the Company's reputation and ethical standards.

The Risk Oversight Committee is comprised of Donald H. Layton (Chairman), Neil Baron and Michael O'Kane.
The Risk Oversight Committee held four meetings during 2010.

How are directors compensated?

        We currently pay our non-management directors an annual retainer of $170,000 per year. We pay $70,000 of the retainer in cash and $100,000 of the retainer in restricted stock to non-management directors who have not satisfied our share ownership guidelines. We pay $100,000 of the retainer in cash and $70,000 of the retainer in restricted stock to non-management directors who have satisfied our share ownership guidelines. Any director may elect to receive up to 100 percent his annual retainer in restricted stock. Any director who has satisfied our share ownership guidelines may also elect to receive up to 50 percent of the portion of the annual retainer that is not paid in cash in the form of stock options rather than in the form of restricted stock. Grants of restricted stock receive cash dividends. Restricted stock and stock options vest on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the stock or option (with immediate vesting upon a change in control or death or disability of the director). Vested options are exercisable for up to ten years after grant, but only while the director is serving on the Board and for 30 days after leaving the Board (two years after leaving if termination is because of retirement after five years of Board service, death, or disability, and two years following a change in control).

        The Chairman of the Board receives an additional $125,000 annual retainer, the Chairman of the Audit Committee receives an additional $30,000 annual retainer and the Chairman of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receives an additional $10,000 annual retainer. Members of the Audit Committee, other than the chairman, receive an additional $10,000 annual retainer and members, other than the chairmen, of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receive an additional $5,000 annual retainer. The Company will generally not pay a fee for attendance at board or committee meetings, though the Chairman of the Board has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings.

        The Board of Directors has recommended that each director own at least 25,000 common shares. Common shares represented by stock units previously granted to directors (i.e., units for which common shares will be received six months after termination of the director's service on the Board of Directors), vested restricted shares and purchased shares will count toward that guideline. A director must hold at least 25,000 shares before the director may dispose of any shares acquired as compensation from the Company. Once a director has reached the share ownership guideline, the director must hold at least 25,000 shares so long as serving on the Board of Directors. All of our directors meet these share ownership guidelines.

        The following table sets forth our 2010 non-management director compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation(1) ($)	Total ($)
Neil Baron	$105,000	$40,000	$40,000	—	$185,000
Francisco L. Borges	$15,000	$85,000	$85,000	—	$185,000
G. Lawrence Buhl	$135,000	$35,000	$35,000	$8,000	$213,000
Stephen A. Cozen	$110,000	$70,000	—	—	$180,000
Patrick W. Kenny	$80,000	$55,000	$55,000	—	$190,000
Donald H. Layton	$115,000	$70,000	—	—	$185,000
Robin Monro-Davies(2)	$182,916	$35,000	$35,000	—	$252,916
Michael T. O'Kane	$115,000	$35,000	$35,000	—	$185,000
Wilbur L. Ross, Jr.	$85,000	$85,000	—	—	$170,000
Walter A. Scott	$125,000	$85,000	$85,000	$10,000	$305,000

(1)
Other compensation consists of matching gift donations of $10,000 for Mr. Scott and $8,000 for Mr. Buhl, which were paid in 2010.

(2)
The fees for Mr. Monro-Davies include £43,750 (which is approximately $67,916) for serving as an independent director of our UK insurance subsidiaries, Assured Guaranty (UK) Ltd. and Assured Guaranty (Europe) Ltd., formerly Financial Security Assurance (U.K.) Limited.

        The following table shows information related to director awards outstanding on December 31, 2010:

	Unvested Restricted Stock(1)	Non-Forfeitable Restricted Share Units	Forfeitable Stock Options(1)	Non-Forfeitable Stock Options
N. Baron	2,105	21,173	3,604	5,164
F. Borges	4,474	6,249	7,658	—
L. Buhl	1,842	14,153	3,153	3,873
S. Cozen	3,684	14,153	—	—
P. Kenny	2,895	24,214	4,955	8,606
D. Layton	3,684	10,918	—	—
R. Monro-Davies	1,842	14,889	3,153	3,873
M. O'Kane	1,842	14,889	3,153	3,873
W. Ross	4,474	—	—	—
W. Scott	4,474	23,643	7,658	12,909

(1)
Vests one day prior to 2011 Annual General Meeting.

What is our Board leadership structure?

        As we state in our corporate governance guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. While the Board has no fixed policy with respect to combining or separating the offices of Chairman of the Board and Chief Executive Officer, those two positions have been held by separate individuals since our IPO, with the position of Chairman of the Board currently being filled by Walter Scott and the position of Chief Executive Officer by Dominic Frederico. The Company believes this is the appropriate leadership structure for it at this time because Mr. Scott and Mr. Frederico have an excellent working relationship, which permits Mr. Frederico to focus on running the Company's business and Mr. Scott to focus on Board matters, including oversight of the Company's management. Mr. Scott and Mr. Frederico collaborate on setting agendas for Board meetings to be sure that the Board discusses the topics necessary for its oversight of the management and affairs of the Company. As Chairman of the Board, Mr. Scott sets the final Board agenda, chairs Board meetings, including executive sessions at which neither the Chief Executive Officer nor any other member of management is present. The Chairman of the Board also chairs shareholder meetings.

How does the Board oversee risk?

        The Company's policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. The Board takes an enterprise-wide approach to risk management that is designed to support the Company's business plans at a reasonable level of risk. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The Board of Directors annually approves the Company's business plan, factoring risk management into account. The involvement of the Board in setting the Company's business strategy is a key part of its assessment of management's risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. As discussed under "Committees of the Board," the Board has created a Risk Oversight Committee that oversees the standards, controls, limits, guidelines and policies that the Company establishes and implements in respect of credit underwriting and risk management. It focuses on management's assessment and management of both (i) credit risks and (ii) other risks, including, but not limited to, financial, legal and operational risks, and risks relating to the Company's reputation and ethical standards. Our Risk Oversight Committee and Board pay particular attention to credit risks assumed by the Company when it issues financial guaranties. In addition, the Audit Committee of the Board of Directors is responsible for reviewing policies and processes related to the evaluation of risk assessment and risk management, including the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures. It also reviews compliance with legal and regulatory requirements.

        As part of its oversight of executive compensation, the Compensation Committee reviews compensation risk. The Compensation Committee, one of the members of which is the chairman of our Risk Oversight Committee, oversaw the performance of a risk assessment of the Company's employee compensation programs to determine whether any of the risks arising from the Company's compensation programs are reasonably likely to have a material adverse effect on the Company. In January 2011, the Compensation Committee retained Cook to review each of the Company's compensation plans and identify areas of risk and, the extent of such risk. The Compensation Committee directed that the Company's Chief Risk Officer work with Cook to perform such risk assessment and to be sure that compensation risk is included in our enterprise risk management system.

        In conducting this assessment, Cook and our Chief Risk Officer focused on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of the Company's compensation programs and to evaluate the Company's incentive plans relative to the Company's enterprise risks to identify potential areas of concern, if any.

        The Compensation Committee considered the findings of this assessment of compensation policies and practices and concluded that the Company's compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage executives to take unnecessary or excessive risks that could have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered the following attributes of its compensation program:

  •
  the balance between short- and long-term incentives;

  •
  consideration of qualitative, non-financial performance goals, including enterprise risk, as well as quantitative, financial performance goals, in determining compensation payouts, with a discretionary approach to annual bonus award allocations;

  •
  incentive compensation components that are paid , vested or measured over an extended period, thus encouraging a long-term outlook;

  •
  incentive compensation with a significant equity component where value is best realized through long-term appreciation of shareholder value;

  •
  the performance retention plan focus on adjusted book value and operating return on equity over a multi-year performance period, which reduces the incentive to concentrate on short-term gain, and like equity awards granted under the long-term incentive plan, which fosters a long-term view that minimizes unnecessary or excessive risk taking;

  •
  stock ownership guidelines that tie executives to the Company's future business performance and align executives' interests with those of shareholders;

  •
  a prohibition against sort-selling, buying Company shares on margin or using owned shares as collateral for margin accounts , which ensures that employees maintain appropriate exposure to changes in the Company's stock price and mitigates the risk of employees engaging in transactions that could have an adverse impact on our stock price; and

  •
  a recoupment policy that allows the Company to recover compensation paid in situations of misconduct requiring a restatement of financial results.

        The Company has established a number of management committees to develop underwriting and risk management guidelines, policies and procedures for the Company's insurance and reinsurance subsidiaries that are tailored to their respective businesses, providing multiple levels of credit review and analysis.

  •
  Portfolio Risk Management Committee—This committee establishes company-wide credit policy for all segments of the Company's business. It implements specific underwriting procedures and limits for the Company and allocates underwriting capacity among the Company's subsidiaries. The Portfolio Risk Management Committee focuses on measuring and managing credit, market and liquidity risk for the overall company. All transactions in new asset classes or new jurisdictions must be approved by this committee.

  •
  U.S. Management Committee—This committee establishes strategic policy and reviews the implementation of strategic initiatives and general business progress in the U.S. The U.S. Management Committee approves risk policy at the U.S. operating company level.

  •
  U.S. Risk Management Committee—This committee conducts an in-depth review of the insured portfolios of the U.S. subsidiaries, focusing on varying portions of the portfolio at each meeting. It assigns internal ratings of the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

  •
  Workout Committee—This committee receives reports on transactions that might benefit from active loss mitigation and develops loss mitigation strategies for such transactions.

  •
  Reserve Committee—Oversight of reserving risk is vested in the U.S. Reserve Committee, the AG Re Reserve Committee and the U.K. Reserve Committee. The committees review the reserve methodology and assumptions for each major asset class or significant BIG deal, as well as the loss projection scenarios used and the probability weights assigned to those scenarios. The U.S. Reserve Committee establishes reserves for Assured Guaranty Corp., which we refer to as AGC and Assured Guaranty Municipal Corp., which we refer to as AGM, taking into consideration the supporting information provided by Surveillance personnel. It is composed of the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer, Chief Surveillance Officer and Chief Actuary of AGC and AGM. The AG Re Reserve Committee is composed of the President, Chief Credit Officer and Financial Controller of AG Re. The AG Re Reserve Committee reviews its reserving methodology with the AG Re board of directors. The U.K. Reserve Committee is composed of the chief executive officer, Chief Financial Officer and head surveillance officer of the Company's U.K. subsidiaries. It reviews its reserving methodology with the boards of directors of the Company's U.K. subsidiaries.

How are directors nominated?

        In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. The Nominating and Governance Committee reviews the qualifications of these persons to determine whether they might be a good candidate for membership on the Board of Directors. The Nominating and Governance Committee includes a review of the person's judgment, experience, independence, understanding of the Company's business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to nominate the person for election to the Board of Directors at an annual general meeting. Between annual general meetings, the Board, upon the recommendation of the Nominating and Governance Committee, can approve additions to the Board.

        AGL does not have a formal Board diversity policy. However, the Board considers diversity in professional experience and professional training in recommending nominees. Our Board is currently composed of lawyers, accountants and individuals who have industry, finance and executive experience. Our corporate governance guidelines address diversity of experience, requiring the Nominating and Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Our corporate governance guidelines provide that Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that will serve the Company's governance and strategic needs. The Nominating and Governance Committee will consider Board candidates on the basis of a range of criteria including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as having a global business perspective and commitment to good corporate citizenship. Our corporate governance guidelines specify that directors should represent all shareholders and not any special interest group or constituency. The Nominating and Governance Committee annually reviews its own performance. In connection with such evaluation, the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the corporate governance guidelines. See each nominee's and director's biography appearing later in this proxy statement for a description of the specific experience that each such individual brings to our Board.

        Our corporate guidelines additionally specify that directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. Directors shall possess the highest personal and professional integrity. Directors must have the time necessary to fully meet their duty of due care to the shareholders and be willing to commit to service over the long term, if called upon.

        The Nominating and Governance Committee will consider a shareholder's recommendation for director, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.

        If a shareholder desires to nominate a person for election as director at a shareholders meeting, that shareholder must comply with Article 14 of AGL's Bye-Laws, which requires notice no later than 90 days prior to the anniversary date of the immediately preceding annual general meeting. This time period has passed with respect to the 2011 Annual General Meeting. With respect to the 2012 Annual General Meeting, AGL must receive such written notice on or prior to February 4, 2012. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

  •
  the shareholder's name as it appears in AGL's books;

  •
  a representation that the shareholder is a record holder of AGL's shares and intends to appear in person or by proxy at the meeting to present such proposal;

  •
  the class and number of shares beneficially owned by the shareholder;

  •
  the name and address of any person to be nominated;

  •
  a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such other person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;

  •
  such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC's proxy regulations; and

  •
  the consent of each nominee to serve as a director of AGL, if so elected.

        Pursuant to its investment agreement with the Company, WLR Recovery Fund IV, L.P. has Board representation rights during the term of the investment by funds affiliated with Wilbur L. Ross, Jr. Mr. Ross is currently a director of AGL, with a term expiring in 2012.

Compensation Committee interlocking and insider participation

        The Compensation Committee of AGL's Board of Directors has responsibility for determining the compensation of the Company's executive officers. None of the members of the Compensation Committee is a current or former officer or employee of the Company. No executive officer of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

What is our related person transactions approval policy and what procedures do we use to implement it?

        Through our committee charters, we have established review and approval policies for transactions involving the Company and related persons, with the Nominating and Governance Committee taking the primary approval responsibility for transactions with our executive officers and directors and the Audit Committee taking the primary approval responsibility for transactions with our 5% shareholders. No member of these committees who has an interest in a transaction being reviewed is allowed to participate in any decision regarding any such transaction.

        Our Nominating and Governance Committee charter requires the Nominating and Governance Committee to review and approve or disapprove of all proposed transactions with executive officers and directors that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K, the SEC provision which requires disclosure of any related person transaction with the Company that exceeds $120,000 per fiscal year. The Nominating and Governance Committee must also review reports, which our General Counsel provides periodically, and not less often than annually, regarding transactions with executive officers and directors (other than compensation) that have resulted, or could result, in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K.

        Our Audit Committee charter requires our Audit Committee to review and approve or disapprove all proposed transactions with any person owning more than 5% of any class of our voting securities that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K. In addition, our Audit Committee charter requires the Audit Committee to review reports regarding such transactions, which our General Counsel provides to the Audit Committee periodically, and not less often than annually, regarding transactions with any persons owning more than 5% of any class of the voting securities of AGL that have resulted, or could result, in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K. Our Audit Committee charter also requires the Audit Committee to review other reports and disclosures of insider and affiliated party transactions which our General Counsel provides periodically, and not less often than annually.

        Our General Counsel identifies related party transactions requiring committee review pursuant to our committee charters from transactions that are:

  •
  disclosed in director and officer questionnaires (which must also be completed by nominees for director) or in certifications of Code of Conduct compliance;

  •
  reported directly by the related person or by another employee of the Company; or

  •
  reported by our Chief Accounting Officer based on a list of directors, executive officers and known 5% shareholders.

        If we have a related person transaction that requires committee approval in accordance with the policies set forth in our committee charters, we either seek that approval before we enter into the transaction or, if that timing is not practical, we ask the appropriate committee to ratify the transaction.

What related person transactions do we have?

Relationships with ACE Limited

        ACE Limited, which we refer to as ACE, had been the parent company of a number of our subsidiaries prior to our IPO. ACE received AGL common shares in connection with the IPO transactions.

        During 2009, as a result of our equity offerings in June and December, our issuance of common shares to Dexia, which term we use to refer to Dexia SA, together with its affiliates, for the acquisition of AGMH, and sale by ACE of some of its AGL common shares, ACE's ownership of AGL was significantly reduced, such that as of December 31, 2009, ACE owned approximately 7.1% of our common shares and as of January 31, 2010, it owned approximately 3.1% of our common shares. ACE is no longer considered a related party of the Company as of January 31, 2010.

        In connection with the IPO and related share exchange, the Company and ACE Financial Services Inc., which we refer to as AFS, entered into a tax allocation agreement. Pursuant to the tax allocation agreement, the Company and AFS have made an election under sections 338(g) and 338(h)(10) of the Internal Revenue Code with the effect that the portion of the tax basis of the Company's assets covered by this election was increased to the deemed purchase price of the assets and an amount equal to such increase was included in income in the consolidated federal income tax return filed by U.S. tax-paying subsidiaries of ACE. It is expected that this additional basis will result in increased income tax deductions and, accordingly, reduced income taxes payable by the Company. Pursuant to the tax allocation agreement, the Company will pay AFS any tax benefits realized by the Company, on a quarterly basis, generally calculated by comparing our actual taxes to the taxes that would have been owed by the Company had the increase in basis not occurred. During 2010, the Company paid AFS, and correspondingly reduced its liability by $0.4 million to $8.0 million. In the event that any taxing authority successfully challenges any deductions reflected in a tax benefit payment to AFS, AFS will reimburse the Company for the loss of the tax benefit and any related interest or penalties imposed upon us. The tax benefit payments to AFS should have no material effect on the Company's earnings or cash flows, which should not be materially less than they would have been in the absence of the tax allocation agreement and additional tax basis.

        The tax allocation agreement provides that the tax benefit calculation for any period ending after the consummation of the IPO will not be less than the tax benefit calculated without giving effect to any items of income, expense, loss, deduction, credit or related carryovers or carrybacks from businesses conducted by the Company or relating to the Company's assets and liabilities other than those businesses conducted by the Company and those assets and liabilities existing immediately prior to the consummation of the IPO (taking into account any assets acquired from AFS or its subsidiaries after the offering and any liabilities incurred or assumed with respect to such assets). The tax allocation agreement further provides that the Company will not enter into any transaction a significant effect of which is to reduce the amount payable to AFS under the tax allocation agreement.

Relationships with WLR Funds

        Pursuant to an investment agreement dated as of February 28, 2008, which we refer to as the Investment Agreement, with funds that are affiliated with Wilbur L. Ross, Jr., a director of AGL, which we refer to as the WLR Funds, the WLR Funds purchased 10,651,896 common shares of AGL at $23.47 per share on April 8, 2008. As required pursuant to the terms of the Investment Agreement, AGL has filed a shelf registration statement under the Securities Act covering the resale of the common shares sold to the WLR Funds pursuant to the Investment Agreement.

        In October 2009, AG Analytics, Inc., one of our subsidiaries, entered into a consulting agreement with Invesco Advisors, Inc. ("Invesco"). Invesco acquired WL Ross & Co. LLC in 2006 and is the sole member of WL Ross & Co. LLC. Invesco and WL Ross & Co. LLC are sponsors of the Invesco Mortgage Recovery Master Fund, L.P. and its associated investment entities (the "PPIP Fund"), which was established to invest in residential and commercial mortgage backed securities, residential whole loans, commercial real estate loans and other mortgage related assets. The PPIP Fund seeks to enhance returns by participating in and utilizing financing available under programs established by the U.S. Department of the Treasury and the Federal Deposit Insurance Corporation under the Public Private Investment Program and the Term Asset Backed Securities Loan Facility administered by the Federal Reserve Bank of New York. Under the agreement, we provide certain consulting services to Invesco, including modeling particular residential mortgage backed securities designated by Invesco and participating on a quarterly basis on an advisory council to the PPIP Fund. On a quarterly basis, Invesco has agreed to pay us a consulting services fee equal to 7.5% of the annual management fee received by Invesco relating to unaffiliated capital commitments in connection with the PPIP Fund during the term of the agreement. Such management fees are negotiable between Invesco and the fund investors on a case-by-case basis and may be modified from time to time. According to the agreement, we are guaranteed to earn at least $1 million during the term of the agreement. The amount payable to the Company under the agreement for 2010 is approximately $0.3 million.

        In November 2010, AGM and AGC entered into a special servicing agreement with American Home Mortgage Servicing, Inc. ("AHMSI"). Substantially all of the stock of AHMSI is owned by several private equity funds that are ultimately controlled by WL Ross & Co. LLC. Wilbur L. Ross, Jr. is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. AGM and AGC have issued financial guaranty insurance policies on a number of residential mortgage-backed securities as to which AHMSI services the mortgage loans underlying the securitization transactions. AGM, AGC and AHMSI determined to place seven of these transactions under the special servicing agreement in order to provide incentives to AHMSI for achieving better performance with respect to the relatively risky mortgage loans in those transactions. The special servicing agreement also provides us with extensive oversight and enhanced information rights, and obligates AHMSI to cooperate with us, including working with us to create and implement our preferred loss mitigation strategies. Pursuant to the incentive fee schedule under the special servicing agreement, which is based on prevailing market rates, we estimate that AHMSI will receive approximately $4.1 million during the term of the special servicing agreement.

Relationships with Dexia

        Dexia owned more than 5% of our common shares from July 1, 2009, when we issued it 21,848,934 of our common shares in connection with our acquisition of AGMH, until it sold all of such common shares in a public offering which closed on March 16, 2010. As a result of this transaction, Dexia is no longer considered a related party of the Company as of March 31, 2010.

  Agreements Relating to Financial Products Business

        When the Company acquired AGMH in July 2009 from an affiliate of Dexia, we did not acquire its financial products business. However, AGM, which we did acquire, had previously issued financial guaranty insurance policies in respect of the financial products business that are irrevocable and non-cancelable. Therefore, in order to limit our exposure through the AGM financial guaranty insurance policies to the credit and liquidity risks associated with the financial products business that we did not purchase, we entered into a number of agreements with Dexia pursuant to which they assumed such risks. These agreements include guaranties as to the payment obligations of AGM under its policies related to the financial products business and indemnification agreements that protect AGM against losses arising out of such business. Dexia is directly defending litigation and responding to investigations relating to this business.

        Dexia also provides an aggregate of $11.5 billion of liquidity commitments to FSA Asset Management LLC, which we refer to as FSAM, a former subsidiary of AGMH now owned by Dexia that is involved in the guaranteed investment contracts, which we refer to as GICs, portion of the financial products business. Pursuant to the liquidity commitments, Dexia assumes the risk of loss and supports the payment obligations of FSAM and the former AGMH subsidiaries that had issued GICs in respect of the GICs and the GIC business. The term of the commitments generally extend until the GICs have been paid in full. The liquidity commitments are comprised of a revolving credit agreement pursuant to which Dexia Credit Local S.A., which we refer to as DCL, and Dexia Bank Belgium S.A. commit to provide funds to FSAM in an amount up to $8.0 billion and a master repurchase agreement pursuant to which DCL will provide up to $3.5 billion of funds in exchange for the transfer by FSAM to DCL of FSAM securities that are not eligible to satisfy collateralization obligations of the GIC issuers under the GICs.

        In addition, in order to support the payment obligations of FSAM and the GIC issuers, Dexia entered into two separate International Swaps and Derivatives Association Master Agreements, each with its associated schedule, confirmation and credit support annex, pursuant to which Dexia guarantees the scheduled payments of interest and principal in relation to each FSAM asset, as well as any failure of Dexia to provide liquidity or liquid collateral under the liquidity facilities described above. Dexia is also obligated to post collateral pursuant to these agreements in 2011. These put contracts reference separate portfolios of FSAM assets, with the less liquid assets and the assets with the lowest market to market values generally being allocated to a put contract that is guaranteed by the States of Belgium and France under a sovereign guaranty. As of March 31, 2010, the aggregate outstanding principal balance of FSAM assets related to the put contracts was approximately $10.8 billion and Dexia had paid to FSAM approximately $238.0 million in respect of realized losses on the FSAM assets.

  Strip Coverage Facility

        In connection with our acquisition of AGMH, AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by a credit facility provided by DCL. Under this strip coverage facility, AGM can draw on the facility to pay claims made on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the strip coverage facility was $1 billion at closing of the AGMH acquisition but is scheduled to amortize over time; as of December 31, 2010, the commitment amount was $991.9 million. It may also be reduced in 2014 to $750 million if AGM does not meet a minimum required consolidated net worth at that time, or at any time at the option of AGM without a premium or penalty. As of December 31, 2010, no amounts were outstanding under the strip coverage facility. AGM had paid commitment fees of $1.6 million through March 31, 2010 to DCL.

  Transition Services Agreement

        In connection with our acquisition of AGMH and the separation of the financial products business, which remained with Dexia, AGM entered into a transition services agreement with Dexia Financial Products Services LLC, a subsidiary of Dexia that was formed to administer the financial products business, in order to provide certain information technology and migration services for a period of approximately 18 months. The transition services agreement was terminated effective August 29, 2010.

AGM received fees of $0.5 million from Dexia Financial Products LLC through March 31, 2010 pursuant to this agreement.

  Financial Guaranty Insurance

        From time to time, we, through our insurance operating subsidiaries, have issued financial guaranty insurance policies to Dexia in the secondary market or guaranteed the obligations of affiliates that have entered into credit default swaps under which they sold protection to Dexia in respect of the obligations referenced in those swaps. As of March 31, 2010, we had paid approximately $0.4 million in claims to Dexia and had earned $0.6 million of premiums in respect of such protection.

  FSAM Notes

        In 2002, affiliates that are consolidated with AGM issued notes to FSAM to finance the purchase of underlying obligations of AGM-insured obligations which had breached triggers, thereby allowing AGM to exercise its rights to accelerate payment of claims in order to mitigate its losses. The assets purchased are classified as assets acquired in refinancing transactions. The terms of the notes payable match the terms of the assets. As of March 31, 2010, the aggregate outstanding principal amount of the notes was approximately $133.8 million and we had paid $1.6 million in interest to FSAM.

  Registration Rights

        In connection with our acquisition of AGMH, we provided Dexia with registration rights, at our expense, with respect to the AGL common shares we issued to Dexia in such transaction. Pursuant to such registration rights, we filed a prospectus supplement with respect to all of the AGL common shares owned by Dexia. Dexia sold all of its AGL common shares in a public offering that closed March 16, 2010. The expenses we paid for this offering were approximately $0.3 million.

Relationship with Wellington Management Company

        Wellington Management Company, LLP owns approximately 9.9% of AGL's common shares, according to a Schedule 13G/A filed on February 14, 2011. In December 2009, the Company appointed Wellington Management Company as investment manager to manage certain of the Company's investment accounts. In 2010, the Company incurred expenses of $1.8 million related to investment management agreements with Wellington Management Company.

Did our insiders comply with Section 16(a) beneficial ownership reporting in 2010?

        Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. We believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal 2010.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

        Our Bye-Laws divide our Board of Directors into three classes with the terms of office of each class ending in successive years. Our Bye-Laws provide for a maximum of 21 directors and empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting.

        Following the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated Francisco L. Borges, Patrick W. Kenny, Robin Monro-Davies and Michael T. O'Kane as Class I directors of AGL. As described in Proposal No. 2, the Board of Directors has recommended an amendment to AGL's Bye-Laws to provide for annual election of directors. If that Bye-Law amendment is approved, the nominees for director will be elected to serve one-year terms to expire at the Annual General Meeting in 2012. If the Bye-Law amendment is not approved, the nominees for director will be elected to serve three-year terms to expire at the Annual General Meeting in 2014. In either case, directors will be elected to serve until their respective successors shall have been elected and shall have qualified. Each nominee is currently serving as a director of AGL. Proposal No. 1 is Item 1A on the proxy card.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF AGL.

        It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the annual general meeting.

        We have set forth below information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual General Meeting. Except as otherwise described with respect to Mr. Ross in "How are directors nominated?", there are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Francisco L. Borges

Mr. Borges, age 59, became a director of AGL in August 2007. He is Chairman of Landmark Partners, Inc, an alternative investment management firm where he has been employed since 1999. Prior to joining Landmark, Mr. Borges was managing director of GE Capital's Financial Guaranty Insurance Company and capital markets subsidiaries. Mr. Borges is a former Treasurer for the State of Connecticut and a former Deputy Mayor of the City of Hartford, Connecticut. Mr. Borges serves on the board of directors and investment committee for Connecticut Public Television and on the University of Connecticut Health Center board of directors. He is also a member of the board of directors of Davis Selected Funds.

Mr. Borges has expertise in finance arising from his experience structuring and marketing financial guaranty insurance. In addition, his public service background has given him insight on public finance. His current position gives Mr. Borges insights into the financial markets in which the Company operates. Each of these areas is important to the Company's business.

Patrick W. Kenny

Mr. Kenny, age 68, became a director of AGL upon completion of our IPO. He served as the President and Chief Executive Officer of the International Insurance Society in New York, an organization dedicated to fostering the exchange of ideas through a program of international seminars and sponsored research, from 2001 to 2009. From 1998 to 2001, Mr. Kenny served as executive vice president of Frontier Insurance Group, Inc. From 1995 to 1998, Mr. Kenny served as senior vice president of SS&C Technologies. From 1988 to 1994, Mr. Kenny served as Group Executive, Finance & Administration and Chief Financial Officer of Aetna Life & Casualty. Mr. Kenny serves on the board of directors of several ING mutual funds. Until December 2009, Mr. Kenny was a director and member of the Audit and the Compensation Committees of Odyssey Re Holdings Corp. Mr. Kenny was also a director of the Independent Order of Foresters from 1997 to 2009.

Mr. Kenny has extensive insurance industry experience, including executive experience within the industry. In addition, the Board benefits from Mr. Kenny's experience as an accountant.

Robin Monro-Davies

Mr. Monro-Davies, age 70, became a director of AGL in August 2005. From 1997 until his retirement in 2001, Mr. Monro-Davies was Chief Executive Officer of Fitch Ratings. He is a director of AXA UK plc, HSBC Bank plc, North American Banks Fund, NB Distressed Debt and The Ukraine Opportunity Trust PLC. From 2006 to 2010, Mr. Monro-Davies was a director of European Equity Tranche Income Fund. Mr. Monro-Davies is also an independent director of our UK insurance subsidiaries.

The Board benefits from Mr. Monro-Davies's rating agency expertise, which is important because ratings of the Company's operating subsidiaries directly impact their ability to successfully sell insurance. As a former chief executive officer, Mr. Monro-Davies has leadership experience and an understanding of financial and operational issues of a business organization. He also brings a European perspective to the Board, which is useful for our international business.

Michael T. O'Kane

Mr. O'Kane, age 65, became a director of AGL in August 2005. Until his retirement in August 2004, Mr. O'Kane was employed at TIAA-CREF (financial products) in a number of different capacities since 1986, most recently as Senior Managing Director, Securities Division. Since 2006, Mr. O'Kane has been a director of Jefferies Group, Inc., where he serves on the audit, compensation and governance committees.

Mr. O'Kane's background has given him considerable experience in investment and risk management, both of which are key aspects of the Company's business and are important to the Board and Board committee deliberation.

 Directors whose terms of office will continue after this meeting

Directors whose terms expire in 2012

Stephen A. Cozen

Mr. Cozen, age 71, became a director of AGL upon completion of our IPO. Mr. Cozen is the founder and Chairman of Cozen O'Connor, an internationally-recognized law firm with its home office in Philadelphia, Pennsylvania. Mr. Cozen is a fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Cozen also serves on numerous educational and philanthropic boards, including the University of Pennsylvania's Institute of Law and Economics and its Law School Board of Overseers and the Board of Counselors of the University of Southern California (Shoah Foundation Institute). Mr. Cozen was a director of Global Indemnity Ltd. from 2004 until 2010.

Mr. Cozen's decades of legal experience is an important resource for the Board. As the founder and chairman of a large law firm, he has executive experience with respect to a growing organization. Mr. Cozen provides valuable insights to the Board and the Company on public policy issues facing the Company

Donald H. Layton

Mr. Layton, age 60, became a director of AGL in 2006. Prior to his retirement in 2004 from J.P. Morgan Chase & Co., Mr. Layton was Vice Chairman and a member of its three person Office of the Chairman. Previously, Mr. Layton had been Co-Chief Executive Officer of J.P. Morgan, the investment bank of J.P. Morgan Chase & Co. Mr. Layton became Chairman of the Board of E*Trade Financial Corporation in late 2007 and in March 2008 he was also named as its Chief Executive Officer. He retired from both positions as of December 30, 2009. He was a Senior Advisor to The Securities Industry and Financial Markets Association and a member of the Federal Reserve Bank of New York's International Capital Markets Advisory Committee. Mr. Layton also serves as Chairman of the Board for The Partnership for the Homeless, director of the International Executive Service Corps. and a member of the Massachusetts Institute of Technology Visiting Committee for Economics. Since April 2010, he is also a director of American International Group (AIG).

Mr. Layton possesses finance and banking experience, which is especially relevant to risk management related to sophisticated financial products such as the Company sells. He also has experience in business combinations. As a former chief executive officer of a public company, Mr. Layton has demonstrated leadership capability as well as an understanding of the wide range of complex issues that business organizations must address.

Wilbur L. Ross, Jr.

Mr. Ross, age 73, became a director of AGL in 2008. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the managing member of the general partner of WL Ross Group, L.P., which in turn is the managing member of the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., WLR Recovery Fund IV L.P., Asia Recovery Fund L.P., Asia Recovery Co-Investment Fund L.P., Absolute Recovery Hedge Fund L.P., India Asset Recovery Fund and Japan Real Estate Recovery Fund, the Chairman of the Investment Committee of the Taiyo Fund, the Chairman of Invesco Private Capital and of Invesco WLR Private Equity Investment Management Ltd., and a director of WLR China Energy Associates, Ltd. Mr. Ross is also non-executive Chairman of: International Coal Group,  Inc., a leading producer of coal in Northern and Central Appalachia and the Illinois Basin; International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles; Nano-Tex, Inc., a fabric innovations company located in the United States; IPE-Ross Management Ltd., an investment partnership investing in middle market European buyouts; and the International Automotive Components Group SL, a joint venture company with interests in automotive interior plastics. In addition, Mr. Ross is an executive officer of Invesco Private Equity; American Home Mortgage Services, Inc. and Plascar Participacoes SA. Mr. Ross is a board member of: Arcelor Mittal N.V.; Compagnie Europ?eenne de Wagons SARL in Luxembourg; Insuratex, Ltd., an insurance company in Bermuda; Plascar Participacoes SA; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry; IAC Acquisition Corporation Limited; IAC Group SARL; Masters Capital Nanotechnology Fund; SunBancorp; First Michigan Bancorp; BankUnited Bancorp; OCM, Ltd., a textile company located in India; Nikko Electric, an automotive parts company located in Japan; Ohizumi Manufacturing, an air conditioner parts company located in Japan; and Spice Jet, an airline company located in India. Mr. Ross is also a member of the Business Roundtable. Mr. Ross was previously a director of Mittal Steel Co. N.V. from April 2005 to June 2006, a director of International Steel Group from February 2002 to April 2005, a director of Montpelier Re Holdings Ltd. from 2006 to March 2010, and a director of Syms Corp. from 2000 through 2007. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of The Committee on Capital Market Regulation, Harvard Business School Club of New York, Palm Beach Preservation Foundation, Whitney Museum of American Art, the Japan Society and the Yale University School of Management and Chairman of the Palm Beach Fire Fighters Retirement Fund. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

Funds affiliated with Mr. Ross made a significant investment in the Company and now own 8.7% of the outstanding shares of AGL. As part of the transaction in which these funds made their investment in the Company, AGL granted those funds board representation rights during the term of their investment. In addition, as a fund manager, Mr. Ross has significant experience in finance and knowledge of the market place. Through the funds, Mr. Ross has made available material financing assistance to the Company. We believe that Mr. Ross is in a position to identify opportunities for the Company and that his keen business acumen is a valuable resource.

Walter A. Scott

Mr. Scott, age 73, became a director of AGL upon completion of our IPO and became Chairman in May 2005. Mr. Scott was Chairman, President and Chief Executive Officer of ACE from 1991 until his retirement in 1994 and President and Chief Executive Officer of ACE from 1989 to 1991. Subsequent to his retirement he served as a consultant to ACE until 1996. Mr. Scott was a director of ACE from 1989 through May 2005. Prior to joining ACE, Mr. Scott was President and Chief Executive Officer of Primerica's financial services operations. Mr. Scott is currently Chairman of Beverage Acquisition Group LLC, a Vermont-based hard-cider company. Mr. Scott is an Emeritus Trustee of Lafayette College and a founding trustee of the Bermuda Foundation for Insurance Studies.

Mr. Scott is an experienced insurance company executive who is very familiar with the Company's business. As a former chief executive officer of a public company, he has considerable executive leadership experience, as well as an understanding of the obligations of a public company.
Directors whose terms expire in 2013

Neil Baron

Mr. Baron, age 67, became a director of AGL upon completion of our IPO. Mr. Baron was Chairman of Criterion Research Group, LLC, an independent securities research firm from March 2002 through February 2006, at which time this firm was acquired. He was Vice Chairman and General Counsel of Fitch Ratings, a nationally recognized statistical ratings organization, from April 1989 to August 1998. Prior to joining Fitch Ratings, Mr. Baron was in private practice for more than 20 years, including at the law firm of Booth & Baron, specializing in structured finance and rating agency matters. Mr. Baron provides consulting services to Ranieri Partners which manages a fund that purchases and services non-performing "under water" mortgages with a view to reducing principal and otherwise modifying them into performing mortgages. Mr. Baron advises Mr. Ranieri on public policy issues.

Mr. Baron's rating agency expertise is particularly valuable to the Board of Directors because ratings of the Company's operating subsidiaries directly impact their ability to successfully sell insurance. In addition, the Board benefits from Mr. Baron's insights as a structured finance lawyer.

G. Lawrence Buhl

Mr. Buhl, age 64, became a director of AGL upon completion of our IPO. He was a partner of Ernst & Young LLP and its predecessors through 2003. During his 35-year accounting career, Mr. Buhl served as the Regional Director for Insurance Services in Ernst & Young's Philadelphia, New York and Baltimore offices and as audit engagement partner for more than 40 insurance companies, including those in the financial guaranty industry. Mr. Buhl also serves as a director for Harleysville Group, Inc. (NASDAQ: HGIC) and its majority shareholder, Harleysville Mutual Insurance Company, and is chair of each company's audit committee and also serves on their executive/strategy and risk committees. Mr. Buhl is also a member of the Board of Sponsors of the Sellinger School of Business and Management of Loyola University Maryland.

Mr. Buhl's accounting and auditing background and related experience and education has made him knowledgeable of specific financial reporting requirements applicable to financial guaranty companies, as well as giving him familiarity with compliance, governance, control environment and risk management requirements and processes for public companies and the financial guaranty industry in general. As an experienced certified public accountant heavily focused on the insurance and financial services industries, providing services to boards and management of those companies, and as chair and/or member of other organizations' audit and other committees, Mr. Buhl is well suited to be chairman of our Audit Committee, which position he has held since our IPO, and member or chair of other Board committees of the Company.

Dominic J. Frederico

Mr. Frederico, age 58, has been a director, and the President and Chief Executive Officer, of AGL since our IPO. Mr. Frederico served as Vice Chairman of ACE from 2003 until 2004 and served as President and Chief Operating Officer of ACE and Chairman of ACE INA Holdings, Inc. from 1999 to 2003. Mr. Frederico was a director of ACE from 2001 through May 2005. From 1995 to 1999 Mr. Frederico served in a number of executive positions with ACE. Prior to joining ACE, Mr. Frederico spent 13 years working for various subsidiaries of the American International Group.
Mr. Frederico has the most comprehensive knowledge of all aspects of the Company's operations as well as executive experience. He also has extensive industry experience, which makes him valuable both as an officer and as a director of AGL.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

How much stock is owned by directors and executive officers?

        The following table sets forth information, as of March 1, 2011, regarding the beneficial ownership of our common shares by our directors and executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement, to whom we refer as our named executive officers, and by our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the common shares under the column "Common Shares Beneficially Owned." The common shares listed for each director and executive officer constitute less than 1% of our outstanding common shares, except for Mr. Ross who, together with affiliates, owns approximately 8.70% of our common shares. The common shares beneficially owned by all directors and executive officers as a group constitute approximately 9.4% of our outstanding common shares.

        On March 7, 2011, Séan W. McCarthy, Assured Guaranty's chief operating officer, announced his resignation from all positions as officer or director of Assured Guaranty, effective March 31, 2011.

Name of Beneficial Owner	Common Shares Beneficially Owned		Unvested Restricted Common Shares(1)	Vested and Unvested Share Units(2)	Common Shares Subject to Option(3)
Neil Baron	4,195		2,105	21,173	8,768
Francisco L. Borges	83,365		4,474	6,249	7,658
G. Lawrence Buhl	20,310		1,842	14,153	7,026
Stephen A. Cozen	45,027		3,684	14,153	—
Dominic J. Frederico	552,004	(4)	0	508,137	1,300,000
Patrick W. Kenny	13,548		2,895	24,214	13,561
Donald H. Layton	20,839		3,684	10,918	—
Robin Monro-Davies	31,204		1,842	14,889	7,026
Michael T. O'Kane	14,204		1,842	14,889	7,026
Wilbur L. Ross, Jr.	16,023,984	(5)	4,474	—	—
Walter A. Scott	47,295		4,474	23,643	20,567
Séan W. McCarthy	5,974		0	217,310	46,666
James M. Michener	135,982		0	72,145	366,665
Robert B. Mills	180,668	(6)	0	68,449	546,665
Robert A. Bailenson	35,375		0	49,122	86,332

All directors and executive officers as a group (15 individuals)	17,213,974		31,316	1,059,444	2,417,960

(1)
The reporting person has the right to vote (but not dispose of) the common shares listed under "Unvested Restricted Common Shares."

(2)
Each non-management director, other than Mr. Ross, holds share units, including dividend accruals, which will be generally deferred at least six months after the termination of such directors' service on the Board. In addition, our executive officers have restricted share units that vest on specified anniversaries of the date of the award, with common shares delivered upon vesting. Some of the common shares associated with restricted share units are not deliverable as of March 1, 2011 or within 60 days of March 1, 2011 and therefore cannot be voted or disposed within such time period. As a result, these shares are not considered beneficially owned under SEC rules. We include them in the table above, however, because we view them as an integral part of share ownership by our directors and executive officers. This column includes 181,818 share units credited to Mr. Frederico under the AGL Supplemental Executive Retirement Plan and 130,000

  share units credited to Mr. McCarthy under the AGMH 1989 Supplemental Executive Retirement Plan.

(3)
Represents common shares which the reporting person has the right to acquire as of March 1, 2011 or within 60 days of March 1, 2011 pursuant to options.

(4)
Includes (i) shares owned by Mr. Frederico's spouse and daughter, over which Mr. Frederico has the power to direct the voting and disposition, (ii) shares owned by a family limited partnership, the partnership interests of which are owned directly and indirectly by Mr. Frederico, Mr. Frederico's spouse, Mr. Frederico's daughter and Mr. Frederico's son, over which Mr. Frederico has the power to direct the voting and disposition and (iii) shares owned by a grantor retained annuity trust of which Mr. Frederico is the trustee.

(5)
Includes shares held by funds affiliated with Mr. Ross.

(6)
Includes shares owned jointly with Mr. Mills' spouse over which Mr. Mills has the power to direct the voting and disposition.

Which shareholders own more than 5% of our common shares?

        The following table shows all persons we know to be direct or indirect owners of more than 5% of our common shares as of the close of business on March 1, 2011, unless otherwise indicated. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Company, LLP(1) 280 Congress Street Boston, MA 02210	18,181,544	9.88%
WLR Recovery Fund IV, L.P.(2) 1166 Avenue of the Americas New York, NY 10036	16,028,458	8.71%
FMR LLC(3) 82 Devonshire Street Boston, MA 02109	15,498,549	8.42%
Janus Capital Management LLC(4) 151 Detroit Street Denver, Colorado 80206	11,408,296	6.20%
LMM LLC Legg Mason Capital Management, Inc.(5) 100 International Drive Baltimore, MD 21202	10,709,876	5.82%

(1)
Based on a Schedule 13G/A filed by Wellington Management Company, LLP on February 14, 2011, reporting the amount of securities beneficially owned as of December 31, 2010. Wellington Management has shared voting power over 15,576,586 shares and shared dispositive power over 18,181,544 shares.

(2)
Reflects shares beneficially owned by WLR Recovery Fund IV, L.P. and certain of its affiliates and Wilbur L. Ross, Jr., based on an amendment to Schedule 13D/A filed on June 25, 2009, reporting the amount of securities beneficially owned as of June 24, 2009 and a Form 4 filed on May 10, 2010. WLR Recover Fund IV, L.P. and certain of its affiliates have shared voting and shared dispositive power over 16,016,396 shares. Wilbur L. Ross, Jr. has sole voting and sole dispositive power of 12,062 shares and shared voting and shared dispositive power over 16,016,396 shares.

(3)
Based on a Schedule 13G/A filed by FMR LLC on February 14, 2011, reporting the amount of securities beneficially owned as of December 31, 2010. FMR LLC has sole power to vote over 846,100 shares and sole dispositive power over 15,498,549 shares.

(4)
Based on a Schedule 13G filed by Janus Capital Management LLC on February 14, 2011 reporting the amount of securities beneficially owned as of December 31, 2010. Janus Capital Management LLC has sole power to vote over 11,405,296 shares, shared voting power over 3,000 shares, sole dispositive power over 11,405,296 shares and shared dispositive power over 3,000 shares.

(5)
Based on Schedule 13G filed jointly by LMM LLC and Legg Mason Capital Management, Inc. on February 15, 2011, reporting the amount of securities beneficially owned as of December 31, 2010. LMM LLC beneficially owns 6,241,890 and has shared voting power and shared dispositive power over these shares. Legg Mason Capital Management, Inc. beneficially owns 4,467,986 shares and has shared voting power over 4,065,148 shares and shared dispositive power over 4,467,986 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Summary

        The Company's strategic goals are intended to build shareholder value by increasing operating income, operating income per diluted share, operating return on equity, adjusted book value per share and operating book value per share. Since our IPO in 2004, the following strategic goals have been the basis for the variable compensation arrangements for our named executive officers:

  •
  Expanding our financial guaranty direct business.

  •
  Executing financial guaranty reinsurance portfolio transactions.

  •
  Maintaining the highest possible ratings from the major rating agencies.

  •
  Maintaining underwriting discipline and the credit quality of our financial guaranty portfolio.

  •
  Minimizing losses in poorly performing insured transactions.

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  Managing capital efficiently.

        Our Board of Directors annually approves a business plan with specific financial goals. To advance our strategic and financial goals and to tie compensation to the level of executive performance, the Compensation Committee annually uses its discretion to determine executive variable compensation based on its assessment of the performance of the named executive officers. Our executive variable compensation programs are made up of cash bonuses, equity-based awards and performance retention plan (PRP) awards, and are intended to encourage retention of our named executive officers and to provide competitive incentive compensation that promotes and rewards achievement, on both an individual and team basis, of the Company's strategic and financial goals. Prior to awards for 2010 performance, equity-based awards were comprised of stock options and restricted stock. In view of the recent volatility of our stock price and the accounting charges associated with options, the Compensation Committee concluded that, at this time, restricted stock unit awards are a more cost effective equity-based incentive than options. As a result, the Compensation Committee approved restricted stock units but no options for 2010 performance. The amount distributable with respect to the PRP awards is contingent on future financial performance over a 4-year performance period.

        In determining the compensation for each named executive officer, the main factors taken into account by the Compensation Committee were:

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  The performance of the Company.

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  Achievement of identified objectives in the officer's areas of responsibility that are intended to achieve the Company's strategic goals.

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  Cooperation as a team to achieve the Company's strategic goals.

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  Demonstration of ethical behavior in compliance with current legal and regulatory standards.

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  Quick and effective responses to unanticipated opportunities or challenges.

        The Compensation Committee believes management accomplished many of its 2010 strategic objectives, despite the difficult market conditions:

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  Although the credit markets in which the Company operates continued to be very challenging in 2010, the Company continued to be the only financial guaranty organization actively insuring new issue bonds. While management did not achieve its goal to retain AGC and AGM's AAA (negative) financial strength ratings from S&P, S&P's downgrade of the companies to AA+ (stable) in October 2010 and the Moody's financial strength rating of Aa3 (negative) that both companies maintained throughout 2010 were sufficient for them to maintain a solid public finance market share, especially with smaller A-rated issuers. In 2010, on a sale date basis, the Company insured 8.4% of the par and 14% of the transactions in the tax-exempt new issue public finance market. In 2010, on a sale date basis, the Company insured 6.2% of the par, 12.5% of the transactions, and 15% of debt rated in the "A" category by S&P, in the taxable and the tax exempt new issue public finance market.

  •
  The Company continues to maintain its underwriting and pricing discipline. The average rating of the Company's portfolio is A+, the same as in 2009. Of the public finance new issues insured during 2010, 9.7% had an average underlying rating within the "AA" category, 79.5% had an average underlying rating within the "A" category and 10.8% had an average underlying rating within the "BBB" category. Each rating is based on the Company's internal rating scale. The S&P Profitability Index, a measure of pricing adequacy, for business written in 2010 was 9.7, which is consistent with 2009 pricing and above 2006-2007 levels.

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  In 2010, the Company substantially expanded the number of workout personnel focused on mitigating losses from residential mortgage-backed securities ("RMBS") it has insured. In 2010, this group reached agreements for mortgage originators and RMBS sponsors to repurchase $352 million of defective or ineligible mortgage loans underlying the Company's insured RMBS. The $528 million aggregate amount of commitments obtained by the Company as of year-end 2010 is a 200% increase from the $176 million obtained as of year-end 2009. The amount of successful mortgage repurchases increased each quarter during 2010. In addition, the workout group has implemented a number of new strategies to improve servicer performance on poorly performing RMBS. Several lawsuits were filed in 2010 to enforce the Company's rights in RMBS transactions.

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  In response to lower new business flow, in 2010 the Company commuted reinsurance contracts with several counterparties and reassumed previously ceded business amounting to $15.4 billion in par, which resulted in $32.4 million of operating income.

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  To mitigate credit losses, the Company also initiated a program to purchase poorly performing insured bonds at a discount.

        Also, during 2010, the Company achieved or made good progress toward its 2010 financial goals, other than new business production:

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  Record 2010 operating income of $660.3 million and operating income per diluted share of $3.49. Both 2010 operating income and operating income per diluted share were substantially above 2009 and exceeded the 2010 management performance goals. Operating book value per share grew from $22.49 at December 31, 2009 to $25.92 at December 31, 2010. Adjusted book value per share grew slightly from $48.40 at December 31, 2009 to $48.98 at December 31, 2010. These results were achieved due largely to the successful 2009 acquisition of Financial Security Assurance Holdings Ltd. (now known as Assured Guaranty Municipal Holdings Inc. (AGMH)), despite low 2010 new business production and higher than expected losses on business written in prior years.

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  2010 new business production ("PVP") of $362.7 million. AGC and AGM together insured, on a sale date basis, 1,697 U.S. new issue public finance transactions, representing approximately $26.8 billion of insured par. While our 2010 new business production was substantially below our 2010 goal, the results were achieved under very difficult market conditions for financial guaranty insurance due to the weak U.S. economy, the volume of Build America Bonds issued, the financial problems of our former competitors and the recalibration of municipal issuer ratings by the rating agencies in early 2010. In addition, issuers and investors in the market were concerned about the stability of our financial strength ratings based on the December 2009 downgrade of

    AGC by Moody's to Aa3 (negative), Moody's maintaining the financial strength ratings of AGC and AGM on negative outlook throughout 2010, and the October 2010 downgrade of AGC and AGM by S&P to AA+ (stable).

        Key measures of the Company's operating performance for 2008 through 2010 are set forth below:

	2008	2009	2010
Operating income	$74.5 million	$293.4 million	$660.3 million
Operating income per diluted share	$ 0.84	$ 2.27	$ 3.49
Operating ROE	3.4%	9.1%	14.8%
Adjusted book value per share	$41.97	$ 48.40	$ 48.98
Operating book value per share	$25.50	$ 22.49	$ 25.92

        These strong financial results were achieved despite a severe recession, the credit crisis and a historic decline in the value of U.S. residential real estate. During 2008 through 2010, the total shareholder return ("3-year TSR") on the Company's common shares was (30.7)%; the return on the S&P 500 index was (8.3)% and the return on the S&P 500 Financials index was (41.2)%. The Company's 3-year TSR was at approximately the 25th percentile of the peer group.

        As part of its evaluation of 2010 performance and variable compensation, the Compensation Committee also reviewed the Company's 2009 performance and the variable compensation granted for such performance. The Compensation Committee viewed approximately one-third of the named executive officers' 2009 cash bonus and long-term incentive grants as a reward for the extraordinary efforts to complete the acquisition and integration of AGMH. The Compensation Committee views 2010 performance as generally good, although not as strong as 2009. While there was strong financial performance in 2010, the Compensation Committee weighed these results against the continued high RMBS losses, lower PVP, the S&P downgrade and the decline in the price of AGL's common shares.

        Accordingly, the Compensation Committee approved lower employee variable compensation for 2010 performance. For the Company as a whole, cash bonuses and long-term incentive grants reflecting 2010 performance were approximately 14% below those for 2009 performance; cash bonuses were 7% lower and long-term compensation was 25% lower. For the named executive officers as a group, variable compensation for 2010 performance was 22% lower than variable compensation for 2009 performance; cash bonuses were approximately 10% lower and long-term incentive grants were approximately 30% lower. For 2010, future performance-based variable compensation represented between 16% and 35% of the total compensation paid to each of the named executive officers.

        The table below shows 2010 performance incentive awards for the named executive officers and compares such amounts to 2009 performance incentive awards. While the SEC reporting requirements require that the Summary Compensation Table include as 2010 compensation options and restricted stock granted in calendar year 2010 and PRP distributions made in calendar year 2010, the Compensation Committee views the equity and PRP awards that were granted in February 2011 to be long-term incentive awards that reflect 2010 performance. For more information on 2010 performance, see "2010 Performance and Compensation Decisions."

 Variable Incentive Compensation Awarded for 2009 Performance

Executive Officer	Cash Bonus	Restricted Share Units	Value	Stock Options	Value	PRP	Total
Dominic J. Frederico	$4,100,000	100,000	$1,979,000	100,000	$1,154,500	$2,050,000	$9,283,500
Séan W. McCarthy	$2,000,000	40,000	$791,600	40,000	$461,800	$1,000,000	$4,253,400
James M. Michener	$1,250,000	30,000	$593,700	40,000	$461,800	$1,250,000	$3,555,500
Robert B. Mills	$1,000,000	30,000	$593,700	40,000	$461,800	$1,000,000	$3,055,500
Robert A. Bailenson	$700,000	20,000	$395,800	20,000	$230,900	$500,000	$1,826,700

Variable Incentive Compensation Awarded for 2010 Performance

Executive Officer	Cash Bonus	Restricted Share Units	Value	Stock Options	Value	PRP	Total	% Dif from 09'
Dominic J. Frederico	$3,600,000	160,000	$2,364,800	0	$—	$1,700,000	$7,664,800	(17.4)%
Séan W. McCarthy	$2,000,000	57,000	$842,460	0	$—	$655,000	$3,497,460	(17.8)%
James M. Michener	$950,000	30,000	$443,400	0	$—	$1,000,000	$2,393,400	(32.7)%
Robert B. Mills	$1,000,000	25,000	$369,500	0	$—	$800,000	$2,169,500	(29.0)%
Robert A. Bailenson	$600,000	25,000	$369,500	0	$—	$500,000	$1,469,500	(19.6)%

        Cook uses a "fair value transfer" calculation to measure the value of total employee long-term compensation as a percentage of a company's market capitalization. The three-year fair value transfer of the Company's February 2011 employee long-term incentive grants is between the 25th percentile and the median of the peer group.

  Compensation Governance and Administration

        The Compensation Committee oversees all aspects of our executive compensation program. The Compensation Committee has responsibility for establishing executive compensation policies, determining the compensation of the CEO, reviewing the CEO's compensation recommendations regarding other senior officers and determining appropriate compensation for such officers. Our Board has adopted a Compensation Committee Charter to govern the Compensation Committee's activities which is reviewed annually by the Compensation Committee. Under its charter, the Compensation Committee is authorized to obtain assistance by retaining compensation, legal, accounting and other expert consultants.

        The Compensation Committee has retained Cook as its compensation consultant. Cook advises the Compensation Committee on executive compensation developments and assists it with peer comparisons of executive compensation and the aggregate amount of long-term incentives. Cook meets periodically with the Compensation Committee and prepares materials for the Compensation Committee, such as peer group compensation data and measurements of long-term compensation. Cook's work for the Company in the last five years has been solely on behalf of the Compensation Committee.

        The CEO is the principal executive involved with the Compensation Committee in establishing compensation policy and setting the compensation for other executive officers. The CEO generally attends the Compensation Committee meetings, although the Compensation Committee also meets regularly in executive session. Both the General Counsel and the head of Human Resources attend portions of the Compensation Committee meetings and provide additional information and analysis to the Compensation Committee, as requested, and communicate with Cook on committee matters. Between meetings, the chairman of the Compensation Committee will often speak with the CEO or the General Counsel regarding committee and compensation matters.

        The Board of Directors has delegated to the CEO the power to approve:

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  Routine changes to benefit plans.

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  New-hire packages for non-executive officers with expected annual compensation below a specified amount.

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  New-hire equity grants for non-executive officers up to a specified amount of stock options and restricted stock for each new hire. All equity grants authorized by the CEO must be reported to the Compensation Committee at its next meeting.

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  Routine salary and employment termination arrangements for employees below the top three levels of the Company.

        Each year, during our February board meeting, the Compensation Committee meets to make executive compensation decisions with respect to the previous year's performance. The Compensation Committee follows this schedule because the February meeting is the earliest practical opportunity to review the prior year's financial results and the performance of the executive officers. At the February board meeting, the Compensation Committee discusses its compensation recommendations with the independent directors who are not on the Compensation Committee. All independent directors approve executive officer salary increases (if any), cash, bonuses, equity awards and PRP awards. Stock options have been priced at the NYSE closing price of the Company's stock on the day the awards are approved by the Compensation Committee and the other independent directors; no stock options were granted in February 2011. The Compensation Committee also finalizes performance targets and measures for the year at its February meeting.

  Elements of Compensation

        The Company provides various types of compensation to its named executive officers, which can be grouped into base compensation and variable compensation. Base compensation is provided for an executive officer's acceptable performance and is only adjusted periodically. We use the variable compensation as the primary tool to reward performance and provide incentives for our executives to remain with the Company. To increase the effectiveness of these incentives, a significant portion of executive officer total compensation is variable compensation. Variable compensation includes annual bonus and long-term compensation.

  Base Compensation

  •
  Salary—Executive officers' salaries were initially determined by employment contracts. Once established, salaries are periodically adjusted to reflect individual performance, inflation, new responsibilities, and salary changes at peer group companies, although we do not benchmark any specific percentile.

    Analysis—The Compensation Committee does not target salary as a particular percentage of total compensation, although salary typically comprises 10%-20% of an executive officer's total compensation. The Compensation Committee annually considers Company performance and evaluates the individual officer's performance and how it contributed to Company performance. The Compensation Committee also reviews salary data at peer group companies. Variable incentive awards do not affect salary.

  •
  Retirement Benefits—We maintain tax-qualified and non-qualified defined contribution retirement plans for our eligible employees, including executive officers. We contribute 6% of each employee's salary and cash bonus compensation, which we refer to as eligible compensation, to the defined contribution plans. We also have 401(k) type plans, with 100% Company matching up to 6% of eligible compensation. The Company does not maintain any defined benefit pension plans.

    Analysis—Because the Company's contribution to retirement plans is based on eligible compensation, we will make higher or lower contributions if an executive officer's salary or annual bonus increases or decreases. We make contributions to these plans to be competitive with other companies and to retain talented employees. The investment return in each employee's retirement account depends on the performance of the investment elections made by such employee. No executive officer is guaranteed any level of retirement payout or preferential return on their accounts. To date, retirement plan contributions and balances have not affected other elements of executive compensation.

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  Employee Benefits—The Company provides employee benefits to its employees, including its executive officers. These benefits include life, health and disability insurance. The Company also maintains an Employee Stock Purchase Plan, which we refer to as the ESPP, to encourage stock ownership by employees. Under the ESPP, employees, including executive officers, may annually purchase up to $25,000 of our stock at a 15% discount, subject to the overall limit on the number of shares available for purchase under the ESPP. In 2010 Mr. Frederico and Mr. Mills participated in the ESPP to the maximum extent possible.

    Analysis—We believe the level of benefits provided under our programs is generally consistent with practices among our principal competitors for employees.

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  Perquisites—We also provide executive officers fringe benefits that are not available to employees generally. These include tax preparation, financial planning, club memberships, and executive medical, physical and excess health insurance and, for our executive officers located in Bermuda, housing and car allowances, family travel benefits and certain tax gross-ups.

    Analysis—These benefits are provided to retain highly valued executives. In addition, we provide the Bermuda perquisites to attract Mr. Frederico and Mr. Michener to reside in Bermuda. These fringe benefits are customary for non-Bermudians who are senior executives living in Bermuda and are provided for in Mr. Frederico's and Mr. Michener's employment agreements. In 2006, changes in U.S. tax law significantly increased the individual U.S. income tax on the housing allowances provided to Mr. Frederico and Mr. Michener. To maintain the net value of their housing allowances, the Compensation Committee approved a tax gross-up to Mr. Frederico and Mr. Michener for the cost of the increased taxes. Since Bermuda and the United States both impose social security and medical related taxes on substantially the same amounts, the Company reimburses Mr. Frederico and Mr. Michener for U.S. Social Security and Medicare taxes incurred when they are working in the United States.

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  Employment Agreements—Some of the elements of the compensation packages for our executive officers, such as minimum base salary, severance and change in control benefits are governed by the terms of the employment agreements we entered into with these individuals. Details of these agreements are shown under the headings "Executive Compensation—Employment Agreements" and "Executive Compensation—Potential Payments Upon Termination or Change in Control—Employment Agreements."

    Analysis—Beginning in 2003, we recruited executives to implement our business plan and achieve our key strategic goals. Implementation of our business plan involved substantial risk, including the risks of completing a successful IPO, achieving rating upgrades and accomplishing the strategic shift to write financial guaranty direct business along with financial guaranty reinsurance. To mitigate these risks, we recruited executives with established records of success in the financial guaranty or financial services industry. As a Bermuda-based company, we also needed to attract and retain certain executives to work in Bermuda. Prior to the IPO, Mr. Frederico, Mr. Mills and Mr. Michener left senior positions at well-established companies to join us and employment agreements were entered into with these executives at that time. We believe these employment agreements were essential to recruit these executives prior to the IPO.

    In October 2006, we entered into an employment agreement with Mr. Bailenson. In December 2008, our executive employment agreements were amended to comply with U.S. Internal Revenue Code Section 409A, but such amendments did not increase the Company's compensation costs. On July 1, 2009 Mr. McCarthy entered into an employment agreement with the Company in conjunction with the closing of the purchase of AGMH. We believe the employment agreements have served as a strong performance incentive and retention tool by prescribing employment terms, including benefits to executives if their employment is terminated without cause or after a change of control. In addition, each employment agreement contains a non-competition agreement.

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  Change of Control Benefits—The vesting of any unvested stock options and restricted stock held by an executive officer will be accelerated on a change of control. In addition, the employment agreements provide severance benefits in the event of a change of control. Additional information on benefits provided upon a change of control is shown in "Executive Compensation—Employment Agreements" and "Executive Compensation—Potential Payments Upon Termination or Change in Control."

    Analysis—We use the single trigger change of control equity vesting because we believe that is appropriate to best motivate an executive to pursue increases in shareholder value when evaluating a transaction which could result in a change of control. The Compensation Committee believes that severance benefits provided by the employment agreements comprised a key part of the employment package that induced experienced officers to work for the Company. Mr. Bailenson was provided separation benefits in his employment contract so that he would have similar benefits to the Company's other executive officers, although the benefit was modified from the other executive officers' separation agreements to provide additional protections in the event of termination without cause or a change in control. Until his resignation from the Company effective March 31, 2011, Mr. McCarthy has the same severance benefits as Mr. Frederico.

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  Other Post-Termination Benefits—The Company also provides executive officers post-termination benefits such as accelerated vesting and severance payments in certain non-change of control circumstances. See "Executive Compensation—Potential Payments Upon Termination or Change of Control."

    Analysis—We have provided these other post-termination benefits because we believe they are necessary to attract and retain our executive officers. In particular, severance amounts for most of our executive officers were established in employment agreements negotiated before our IPO and the protection provided by the severance provisions of their contracts was a key element in recruiting experienced executives to work for the Company. Similarly, the accelerated vesting for events such as death or disability is typically provided to executives at other companies. To date, these other post-termination benefits have not affected other elements of executive compensation.

  Variable Compensation

        The Compensation Committee believes that achievement of the Company's goals is best promoted by using a mix of different types of variable compensation and that providing similar incentives to each of its executive officers better promotes teamwork among these executives. The mix of variable compensation reflects the Compensation Committee's view that, to properly provide incentives for executives to properly weigh business risks and to take long term actions in the best interests of the Company, executive compensation should be a balanced blend of several elements of compensation, with no undue reliance on any one element. The Compensation Committee believes it is appropriate for the CEO to receive substantially higher variable compensation than the other executive officers since he has responsibility for the strategy and operations of the entire Company. As with base compensation, the Compensation Committee considers peer group variable compensation when making variable compensation decisions with respect to its named executive officers, but does not target any percentile for any component of variable compensation or for total compensation. Additional information on peer group benchmarking is shown in "Executive Compensation—Benchmarking". Variable compensation is adjusted annually to correspond to actual performance in prior periods and to provide incentives to achieve annual and long term goals.

  •
  Annual Cash Bonus—The Compensation Committee awards annual cash bonuses to provide incentive compensation to executives for the overall success of the Company and for achieving annual goals established for each executive officer.

    Analysis—In February 2011 we awarded cash bonuses for 2010 performance, which were paid after completion of the 2010 audit by PwC to ensure that cash bonus awards were based on final 2010 results. Bonus amounts for 2010 performance that were determined and paid in 2011 are reported in the Summary Compensation Table of this proxy statement as compensation for 2010. The Compensation Committee uses its discretion to evaluate the performance of each executive officer and the Company to set annual cash bonuses. The process followed by the Compensation Committee is discussed below under "Compensation Process." The goals and results for 2010 are discussed below under "2010 Performance and Compensation Decisions."

  •
  Long-Term Incentive Program: Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended—In 2004, we adopted the LTIP to create incentives for employees to enhance the long-term value of the Company. In 2009 shareholders approved an amendment to this plan. A key goal of the long-term incentive plan is to increase ownership of Company shares by executive officers, thereby aligning the executives' interests with long-term shareholder interests. While the Company's long-term incentive plan provides for a variety of types of awards, the Compensation Committee has made awards to employees, including executive officers, only in the form of shares of restricted stock, restricted stock units and stock options. Cash dividends were paid on the unvested portion of pre-2008 restricted stock grants. Since 2008, restricted stock awards are granted in the form of share units with dividends paid in restricted share units.

    Analysis—In February 2010 we awarded restricted stock and stock option grants to the executive officers for 2009 performance and in February 2011 we awarded restricted stock unit to the executive officers for 2010 performance. Further detail on the February 2010 awards is shown on "Executive Compensation—2010 Grants of Plan-Based Awards." Further detail on the February 2011 awards is shown in "Executive Compensation—2010 Performance and Compensation Decisions." We believe that restricted stock and delayed vesting of such awards are important in retaining executives. By providing an immediate equity stake in the Company, restricted stock also provide an incentive to achieve the Company's long-term goals. The Company previously included stock options as part of long-term compensation because the Company believed that options are a valuable incentive tool, providing compensation only if stock price increases. Generally, restricted stock and stock option grants serve as strong retention incentives since executive officers generally forfeit unvested restricted stock grants and stock options if they leave the Company. Our stock price has been volatile during the last few years, which can affect the retention value of equity awards. Because of such recent volatility and the accounting charges associated with options, the Compensation Committee concluded that, at this time, restricted stock unit awards are a more cost effective equity-based incentive than options and so granted restricted stock units but no options for 2010 performance.

  •
  Long-Term Incentive Program: Performance Retention Plan—In February 2007 we initiated the PRP. PRP awards are cash-based. Except as described in "Potential Payments Upon Termination or Change in Control—Equity and Incentive Plans," PRP awards only vest if the executive is employed by the Company through the end of the performance period. Beginning in 2008, PRP awards vest 25% after a two year performance period; 25% after a three year performance period and 50% after a four year performance period. As with equity awards, we chose this vesting schedule to provide each executive an incentive to remain with the Company and focus on improving long-term performance. Awards granted since 2008 will increase or decrease in value based 50% on the rate the Company's per share adjusted book value, as defined, changes and 50% on the Company's operating return on equity over each performance period, provided that executive officers will not receive their PRP awards if the specified adjusted book value and operating return on equity performance thresholds are not met.

    Analysis—We believe the PRP has been a valuable tool in attracting and retaining talented employees because employees will be rewarded for staying with the Company and for profitable growth in our business. Despite reduced competition in the financial guaranty industry, the PRP remains a valuable employee retention tool. The Company competes with many other financial institutions for talented employees and believes the PRP encourages executives and other employees to remain with the Company during the current period of change in the financial guaranty industry. Because PRP awards are cash-based, there will be no shareholder dilution from the awards. Also, since the value of PRP grants are not directly tied to the value of AGL's common shares, they have retained their full incentive and retention value despite the volatility of AGL's share price. The level of PRP awards are made to reach the level of long-term compensation determined by the Compensation Committee.

  Stock Ownership Guidelines

        To demonstrate the Company's commitment to build shareholder value, the Board of Directors has adopted management stock ownership guidelines. The chart below shows the guideline for each executive officer and their stock ownership as of December 31, 2010, using a 2010 calendar year average share price of $18.70.

Executive	Guideline	Current Ownership

Dominic J. Frederico	7 × Salary	13.9 × Salary

Séan W. McCarthy	5 × Salary	4.9 × Salary

James M. Michener	5 × Salary	4.9 × Salary

Robert B. Mills	5 × Salary	5.8 × Salary

Robert A. Bailenson	2 × Salary	1.4 × Salary

        These ownership levels represent shares owned and vested share units credited to Mr. Frederico's and Mr. McCarthy's non-qualified retirement plans. Unvested restricted shares and unexercised options do not count towards the guidelines.

        Our guidelines do not mandate a time frame by which this ownership must be attained, but Mr. Frederico, Mr. McCarthy, Mr. Michener and Mr. Mills must retain 100% of their after-tax receipt of Company stock until they reach their ownership goal. Mr. Bailenson must retain at least 50% of his after-tax receipt of Company stock until he reaches his ownership goal. No current executive officer has sold any company stock since our IPO.

        In addition, the Company's stock trading policy prohibits hedging with respect to Company stock so as to be consistent with its stock ownership philosophy.

        Please see "Information About Our Common Share Ownership—How Much Stock is Owned by Directors and Executive Officers" for detailed information on the executive officers' stock ownership.

  Executive Officer Recoupment Policy

        In February 2009, the Board of Directors adopted the AGL Executive Officer Recoupment Policy, which we refer to as our Recoupment Policy. Under the Recoupment Policy, if an executive officer engages in misconduct related to a restatement of the Company's financial results, then the Compensation Committee may, in its discretion, rescind the officer's option exercises that occurred within 12 months after the restated period, and also recoup the amount of cash bonus payments to the officer in excess of the amount that would have been paid if the correct financial results had been known to the Compensation Committee at the time of the original bonus award. Under the Recoupment Policy, if an executive officer receives incentive compensation based on achievement of a level of objectively quantifiable performance goals, and the level of achievement of those goals is later determined to have been overstated, the Compensation Committee can also recoup the amount of any payment in excess of the amount that would have been paid if the correct level of performance had been known. The PRP is an example of an arrangement that requires achievement of objectively quantifiable performance goals.

  U.S. Internal Revenue Code Section 162(m) Requirements and Performance-Based Compensation

        Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company's CEO and any of the other highest paid executive officers (not more than four), which we refer to as the $1 million limit. The Company is not subject to U.S. income taxes and so, generally, the limit would not affect amounts payable by the Company. However, if an employee of a U.S. subsidiary is among the most highly compensated officers to whom the limit applies, that subsidiary's deduction for compensation paid to the officer would be subject to the $1 million limit. Our executive officers split their time between our Bermuda and U.S. operations.

        Compensation otherwise subject to the $1 million limit will be exempt from the limit if it qualifies as performance-based compensation, as defined by the IRS. In May 2005, our 2004 Long-Term Incentive Plan was approved by the shareholders and in May 2009 our shareholders approved amendments to our Long-Term Incentive Plan. Such approval is a condition for treatment of a payment or distribution as performance-based compensation. Also, a payment or distribution will be treated as performance-based compensation only if it is contingent on achievement of performance objectives. For example, incentive compensation that is contingent on achievement of pre-established performance goals may be treated as performance-based compensation, while guaranteed payments are not. We maintain an annual cash and stock bonus program for executive officers that is intended to satisfy the requirements for performance-based compensation. The program provides for establishment of a bonus pool of cash and a bonus pool of shares of Company stock. The amount of cash and shares to be allocated to the respective 2010 bonus pools was based on the level of "2010 Adjusted Income" compared to pre-established objectives for such income, which we refer to as Adjusted Income Goal. Cash was to be allocated to the cash bonus pool and shares were to be allocated to the stock bonus pool if adjusted net income for 2010 was 50% of the Adjusted Income Goal, and the allocation amount was to increase to the extent 2010 Adjusted Income increased. The Compensation Committee viewed the threshold for cash and stock bonus amounts as substantially uncertain at the time established.

        2010 Adjusted Income shall mean the net income of the Company, excluding the after-tax earnings impact of certain items if they occur during the 2010 performance period. The excluded items include realized investment gains and losses, the cumulative effect of changes in accounting principles or tax law, extraordinary items, as defined under generally accepted accounting principles in the United Stated of America, which we refer to as U.S. GAAP, acquisition and integration related charges, unrealized gains or losses on derivative financial instruments, accounting related gains or losses with respect to certain reinsurance transactions with ACE, losses in excess of $50 million related to any single credit and income or expense related to goodwill.

        Under the cash portion of the program, the CEO is permitted to receive up to 40% of the bonus pool, the second highest paid executive officer is permitted to receive up to 20% of the bonus pool, the third and fourth highest paid executive officers were each permitted to receive up to 15% of the bonus pool and the fifth highest paid executive officer is permitted to receive up to 10% of the bonus pool. The Compensation Committee believed that these relative percentages reflect the leadership role of the CEO. For 2010, the cash bonus pool was $54.4 million, of which $8.15 million was awarded.

        Under the stock grant portion of the program, the CEO is permitted to receive up to 300,000 shares, the second and third highest paid executive offices are each permitted to receive up to 150,000 shares, and the fourth and fifth highest paid executive officers are each permitted to receive up to 90,000 shares. For 2010, the stock bonus pool was 720,000 shares, of which 297,000 shares were awarded to the named executive officers.

        The program permits the Compensation Committee to reduce the cash bonus amount or the stock bonus amount at its discretion based on such factors as the Compensation Committee determines to be appropriate. The financial and non-financial measures and goals considered by the Compensation Committee in determining the amount of the final cash and share awards under the program are described below under the heading "2010 Performance and Compensation Decisions."

        The Compensation Committee does not use U.S. tax deductibility as the sole factor in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries have maintained and may in the future establish compensation arrangements under which payments would not be deductible by reason of the $1 million limit. The Company estimates that this limit will not result in the loss of a U.S. tax deduction for the 2010 tax year.

        The cash and stock bonus program established in February 2011 for 2011 performance, as well as the PRP grants to the executive officers in February 2011, are intended to qualify as performance-based compensation exempt from the $1 million limit.

  Other Regulatory Limits on Executive Compensation

        Section 409A of the U.S. Internal Revenue Code imposes restrictions on nonqualified deferred compensation plans. The Company maintains deferred compensation plans that provide for employee and employer contributions in excess of the IRS defined contribution plan limits. The deferred compensation plans are intended to satisfy the requirements of section 409A, and the Company has reviewed and, where appropriate, has amended each of its deferred compensation plans to meet the requirements.

        Under Section 457A, benefits under a nonqualified deferred compensation plan of a corporation resident in Bermuda (or certain other countries that do not impose a comprehensive income tax) are includible in a participant's taxable income at the time of vesting, rather than deferring recognition of taxable income until benefits are paid. Because Section 457A would apply to restricted share units provided to the Company's outside directors, no further restricted share units (or other deferred compensation) have been granted to directors after 2008. Section 457A is not expected to have a material effect on the deferred compensation arrangements for the Company's executive officers.

  Compensation Process

        The Compensation Committee annually establishes Company and executive officer performance goals, reviews prior compensation decisions, benchmarks the Company's executive compensation against a peer group, reviews the performance of the Company against its plan and the performance of the competitors, reviews the performance of each executive officer and makes annual compensation decisions.

  Executive Officer Performance Goals

        The Compensation Committee annually establishes performance goals for the CEO and other executive officers, which we refer to as management performance goals. Not all management performance goals are of equal weight and there is no quantitative method by which the Compensation Committee applies the management performance goals. The 2010 management performance goals consisted of both financial and qualitative performance goals. The financial performance goals are described in the table in "2010 Performance and Compensation Decisions." These financial performance goals were from the 2010 business plan, as approved by the Board.

        The qualitative management performance goals were: demonstrate strategy and leadership to implement the 2010 business plan; maintain credit quality of new business; minimize losses on poorly performing transactions, including improving collection rates on RMBS putbacks; maintain or improve the financial ratings of AGC, AGM and AG Re as of January 1, 2010; manage enterprise risk; and develop management and succession. The application of these qualitative performance goals to compensation decisions about the CEO and other executive officers is based on the Compensation Committee's subjective assessment of performance in each of these areas rather than on a quantitative analysis.

        In addition, the Compensation Committee approves performance goals for each other executive officer based on the recommendations of the CEO. To implement the Company's business plan the following individual 2010 performance goals were established for these executive officers:

        Mr. McCarthy—Assist Mr. Frederico in the management of the Company and to write $780 million of direct U.S. and international financial guaranty insurance, consistent with the other financial performance goals and legal requirements.

        Mr. Michener—Management of the Company's legal, human resources and internal audit support units. The legal function provides legal advice to the Board and the Company's operating and support functions as necessary, as well as performing regulatory and compliance activities. The human resource function is responsible for all employee-related matters including compensation, payroll and benefit administration, staffing and compliance. The internal audit function is responsible for a program of internal audits to assist the Audit Committee and management in their evaluation of the Company's internal controls. The internal audit function primarily reports to the chairman of the Audit Committee. Mr. Michener provides management support to the internal audit function.

        Mr. Mills—Management of the Company's financial reporting, financial management and corporate administration support units. The financial reporting function is responsible for producing accurate and timely financial reports in compliance with SEC and other legal and regulatory requirements. The financial management function is responsible for developing internal business plans and budgets as well as management of rating agency and treasury functions. Corporate administration provides information technology, real estate, office and other administrative support to the Company's operating and support units

        Mr. Bailenson—Management of the Company's financial reporting and establishment of the Company's GAAP and statutory accounting policies. The financial reporting function is responsible for producing accurate and timely financial reports in compliance with SEC and other legal and regulatory requirements.

        The difficulty of achieving each component of the Company performance goals and other individual performance goals varied. In the aggregate, the Compensation Committee viewed the Company performance goals and other individual performance goals as significant, but attainable, challenges for the CEO and the other executive officers.

  Prior Compensation Decisions

        The Compensation Committee annually reviews executive employment agreements, current compensation, retirement balances, prior equity grants, change of control benefits and perquisites. The Compensation Committee reviews tally sheets for each executive officer, the purpose of which is to show the total dollar value of the executive's annual compensation. This includes an executive's salary, annual cash bonus, equity-based compensation, retirement plans and perquisites and other compensation. The tally sheet also shows holdings of common shares and current market value under prior equity-based compensation awards. The Compensation Committee uses tally sheets to estimate the total annual compensation of the named executive officers, and provide perspective on the named executive officers' wealth accumulation from our compensation programs.

  Benchmarking

        The Compensation Committee designated a 2010 compensation peer group of Allied World Assurance Company Holdings, LTD, Alterra Capital Holdings, Arch Capital Group Ltd., Axis Capital Holdings Limited, Everest Re Group, Ltd., Franklin Resources Inc., Invesco Ltd., Jefferies Group Inc., KBW, Inc., Legg Mason Inc., MBIA Inc., MGIC Investment Corporation, Partner Re Ltd., Platinum Underwriters Holdings, Ltd., Radian Group Inc., Raymond James Financial, Inc., Renaissance Re Holdings Ltd. and XL Capital Ltd., which we refer to as our peer group. Based on advice from Cook, our peer group was substantially expanded in 2009 from prior years to reflect the changes in the financial guaranty industry. According to Cook, aggregate equity grants tend to be similar among broader groups of companies that have similarities in size, Bermuda location, business and structure. The larger group provides more data for comparison purposes than the peer group of financial guaranty companies used by the Company in prior years.

        Cook met with members of the Compensation Committee and the Chairman of the Board in December 2010 and January 2011 to review peer group information and executive compensation trends. The Compensation Committee compared the Company's executive compensation to the executive compensation at the peer group using 2009 data, the most recent data available. The Company's 2009 assets fell between the median and the 75th percentile of the peer group, market capitalization fell between the 25th percentile and the median of the peer group and net income, revenue, and number of employees were below the 25th percentile of the peer group.

        Cook compared the Company's historic share dilution and market value transfers of long-term incentive compensation calculations of equity to those of the peer group. At the time it considers annual executive compensation awards, the Compensation Committee compares the Company's current year performance to the performance of the compensation peer group. At the same time, the Compensation Committee compares the Company's executive compensation to the prior year's (the most recent available data) executive compensation of the peer group. For executive officers other than the CEO, the Compensation Committee compares the Company's 2nd through 5th highest paid executive officers to the 2nd through 5th highest paid executive officers of the peer group. These comparisons may be less useful than the CEO comparison because of different position responsibilities at different companies. In aggregate our executive officers' 2009 total compensation was slightly above the 75th percentile of the peer group. The Compensation Committee does not set executive compensation by targeting any percentile of the compensation peer group. The Compensation Committee determines if its decisions are generally consistent with the peer group, taking into account factors such as age of the information, relative performance and market conditions. In addition, a majority of the peer group now consists of non-financial guaranty companies. As a result, the Compensation Committee gives less weight to comparison of the Company's compensation to the peer group than in prior years. Later in 2011, the Compensation Committee will compare its 2010 executive compensation decisions to the compensation peer group using more current data from SEC filings and will take that comparison into account for making future compensation decisions.

  Annual Performance Review

        The Compensation Committee, with input from the other independent directors, reviews the financial performance of the Company compared to its annual business plan and the progress the Company is making toward achieving its key strategic objectives.

        The Compensation Committee, with input from the other independent directors, uses its judgment to evaluate the degree to which each executive officer has met or exceeded his performance goals based on the following:

  •
  The level of achievement of the financial management performance goals.

  •
  In the case of the CEO, the level of achievement of the qualitative management performance goals.

  •
  In the case of the other executive officers, the CEO's evaluation of their performance.

  •
  In the case of the Chief Financial Officer and the Chief Accounting Officer, the Audit Committee Chairman's evaluation of their individual performance.

  •
  Other Company information, such as stock performance.

  •
  External information, such as market share data.

  •
  The results achieved in dealing with unanticipated problems and opportunities.

        Taking these factors into account, the Compensation Committee uses its judgment to adjust variable compensation to reflect Company and individual performance. The Compensation Committee believes this process is an effective method of tying compensation to performance. For more details about our approach in this regard, see the discussion under the headings "U.S. Internal Revenue Code Section 162(m) Requirements and Performance-Based Compensation" and "2009 Performance and Compensation Decisions."

  2010 Performance and Compensation Decisions

        The Compensation Committee believes management accomplished many of its 2010 strategic objectives, despite the difficult market conditions:

  •
  Although the credit markets in which the Company operates continued to be very challenging in 2010, the Company continued to be the only financial guaranty organization actively insuring new issue bonds. While management did not achieve its goal to retain AGC and AGM's AAA (negative) financial strength ratings from S&P, S&P's downgrade of the companies to AA+ (stable) in October 2010 and the Moody's financial strength rating of Aa3 (negative) that both companies maintained throughout 2010 were sufficient for them to maintain a solid public finance market share, especially with smaller A-rated issuers. In 2010, on a sale date basis, the Company insured 8.4% of the par and 14% of the transactions in the tax-exempt new issue public finance market. In 2010, on a sale date basis, the Company insured 6.2% of the par, 12.5% of the transactions, and 15% of debt rated in the "A" category by S&P, in the taxable and the tax exempt new issue public finance market.

  •
  The Company continues to maintain its underwriting and pricing discipline. The average rating of the Company's portfolio is A+, the same as in 2009. Of the public finance new issues insured during 2010, 9.7% had an average underlying rating within the "AA" category, 79.5% had an average underlying rating within the "A" category and 10.8% had an average underlying rating within the "BBB" category. Each rating is based on the Company's internal rating scale. The S&P Profitability Index, a measure of pricing adequacy, for business written in 2010 was 9.7, which is consistent with 2009 pricing and above 2006-2007 levels.

  •
  In 2010, the Company substantially expanded the number of workout personnel focused on mitigating losses from RMBS it has insured. In 2010, this group reached agreements for mortgage originators and RMBS sponsors to repurchase $352 million of defective or ineligible mortgage loans underlying the Company's insured RMBS. This amount is double that for which the Company had obtained commitments as of the end of 2009. The amount of successful mortgage repurchases increased each quarter during 2010. In addition, the workout group has implemented a number of new strategies to improve servicer performance on poorly performing RMBS. Several lawsuits were filed in 2010 to enforce the Company's rights in RMBS transactions.

  •
  In response to lower new business flow, in 2010 the Company commuted reinsurance contracts with several counterparties and reassumed previously ceded business amounting to $15.4 billion in par, which resulted in $32.4 million of operating income.

  •
  To mitigate credit losses, the Company also initiated a program to purchase poorly performing insured bonds at a discount.

        The Compensation Committee believes that in 2010, the Company achieved or made good progress toward its financial goals, other than new business production.

        The table below shows the individual results of the 2010 financial management performance goals:

Performance Measures	2009 Results	2010 Financial Management Performance Goals	2010 Results
		(in millions, except per share and percentage amounts)
Operating income	$293.4	$641.2	$660.3
Operating income per diluted share	$ 2.27	$ 3.48	$ 3.49
Operating book value per share	$ 22.49	$ 25.81	$ 25.92
Adjusted book value per share	$ 48.40	$ 53.07	$ 48.98
Operating ROE	9.1%	14.5%	14.8%
Expense ratio	19.8%	29.6%	32.5%
Direct PVP	$549.4	$780	$362.7

        2010 operating income, which was substantially above 2009 operating income, exceeded the 2010 operating income management performance goal and was the best result in the Company's history. 2010 operating income per diluted share increased by over 50% over 2009 and was also a Company record. Operating book value per share was slightly above the management performance goal and substantially higher than 2009. Operating ROE was modestly above the 2010 financial performance goal and substantially higher than 2009. In addition, net earned premiums included in operating income rose 33% from $930.4 million in 2009 to $1,234.3 million in 2010, and net investment income increased by 37% from $259.2 million in 2009 to $354.7 million in 2010. The Company achieved strong financial results despite low 2010 new business production and higher than expected losses on business written in prior years.

        Adjusted book value per share improved slightly from 2009, but was below the 2010 management performance goal due to the lower than expected amount of new public finance business and very low amounts of structured finance business. The 2010 expense ratio is higher than the 2010 management performance goal due to higher expenses related to loss mitigation. The 2009 expense ratio reflects only six months of AGMH expenses, whereas the 2010 expense ratio reflects a full twelve months of AGMH expenses. Despite strong efforts, PVP was down 34% from 2009 and was only 47% of the direct PVP management performance goal. The Compensation Committee noted that credit and pricing standards were not relaxed to meet the new business production goal.

        AGC and AGM together insured, on a sale date basis, 1,697 U.S. new issue public finance transactions, representing approximately $26.8 billion of insured par. AGC also insured structured finance transactions with approximately $34 million of PVP in 2010. While our 2010 new business production was substantially below our 2010 goal, the results were achieved under very difficult market conditions for financial guaranty insurance due to the weak U.S. economy, the volume of Build America Bonds issued, the financial problems of our former competitors and the recalibration of municipal issuer ratings by the rating agencies in early 2010. In addition, issuers and investors in the market were concerned about the stability of our financial strength ratings based on the December 2009 downgrade of AGC by Moody's to Aa3 (negative), Moody's maintaining the financial strength ratings of AGC and AGM on negative outlook throughout 2010, and the October 2010 downgrade of AGC and AGM by S&P to AA+ (stable).

        Key measures of the Company's operating performance for 2008 through 2010 are set forth below:

	2008	2009	2010
Operating income	$74.5 million	$293.4 million	$660.3 million
Operating income per diluted share	$ 0.84	$ 2.27	$ 3.49
Operating ROE	3.4%	9.1%	14.8%
Adjusted book value per share	$41.97	$ 48.40	$ 48.98
Operating book value per share	$25.50	$ 22.49	$ 25.92

        These strong financial results were achieved despite a severe recession, the credit crisis and a historic decline in the value of U.S. residential real estate. During 2008 through 2010, the total shareholder return ("3-year TSR") on the Company's common shares was (30.7)%; the return on the S&P 500 index was (8.3)% and the return on the S&P 500 Financials index was (41.2)%. The Company's 3-year TSR was at approximately the 25th percentile of the peer group.

  Individual Compensation Analysis

        Additional considerations taken into account with respect to each executive officer are described below.

        Dominic J. Frederico.    The Compensation Committee noted the record operating income and operating income per share and the continued generation of new business in 2010. The Compensation Committee also noted the shortfall in new business generation and higher than expected RMBS losses. With respect to the RMBS losses, in 2010, Mr. Frederico has strengthened the Company's credit, surveillance and workout functions to help minimize future losses. This led to the substantial increase in successful RMBS putbacks. The Compensation Committee credits Mr. Frederico for having achieved most of the other financial management performance goals in difficult market conditions. Mr. Frederico provided strong strategy and leadership by continuing to write financial guaranty insurance and maintaining strong financial ratings. Despite S&P's downgrade of AGC and AGM, at the end of 2010 the Company was the only financial guaranty company actively writing new issue business. During 2010, the Company continued to substantially reduce its exposure to rating-triggered termination payments under certain credit derivative contracts and wrote primarily U.S. public finance insurance. As a result, the Compensation Committee believes Mr. Frederico achieved his credit quality and enterprise risk goals for 2010. The Compensation Committee noted that the management team was strengthened in 2010 especially by the additional of Gregory Raab as the head of the RMBS workout group. Mr. McCarthy and other former AGMH executives made valuable contributions to the company. As a result, the Compensation Committee believes that Mr. Frederico achieved his management development and succession planning goal for 2010.

        Mr. Frederico's cash bonus for 2010 performance was approximately 12% lower than his cash bonus for 2009 performance. Mr. Frederico's long-term incentive awards for 2010 performance were approximately 22% lower than his long-term incentive awards for 2009 performance. Mr. Frederico's total direct compensation (salary and variable compensation) for 2010 would be the eighth highest if compared to 2009 total direct compensation of his comparable position at the peer group. Mr. Frederico's salary is unchanged for 2011.

        Séan W. McCarthy.    During 2010, Mr. McCarthy, as Chief Operating Officer, assisted Mr. Frederico in achieving the management performance goals. In addition, in spite of the difficult market conditions, Mr. McCarthy led the effort to write new business with approximately $363 million of PVP, while maintaining underwriting and pricing discipline. The Compensation Committee recognized that public finance business was approximately 91% of new business production and is generally viewed as lower risk business with premiums paid up front. Mr. McCarthy also led the negotiations of the reinsurance commutations completed in 2010. As a result, Mr. McCarthy's cash bonus for 2010 performance was the same as his cash bonus for 2009 performance. Mr. McCarthy's long-term incentive awards were approximately 34% lower than his long-term-incentive awards for 2009 performance. Mr. McCarthy's total direct compensation (salary and variable compensation) for 2010 would be eighth highest if compared to the 2009 total direct compensation of his comparable position at the peer group. Mr. McCarthy's salary was set in his July 2009 employment agreement and was unchanged for 2011.

        James M. Michener.    The legal, human resources and internal audit functions performed well in 2010. Mr. Michener was instrumental in initiating several litigation matters, resolving an important tax matter and in recapturing reinsurance. Mr. Michener's cash bonus for 2010 performance was 24% lower than his cash bonus for 2009 performance. Mr. Michener's long-term incentive awards for 2010 performance were approximately 37% lower than his long-term-incentive awards for 2009 performance. Mr. Michener's total direct compensation (salary and variable compensation) for 2010 would be the ninth highest if compared to the 2009 total direct compensation of his comparable position at the peer group. Mr. Michener's salary is unchanged for 2011.

        Robert B. Mills.    All finance and corporate administration functions performed well in 2010. Mr. Mills was instrumental in the successful sale of Dexia's AGL common shares and the successful completion of the first consolidated Annual Report on Form 10-K and consolidated tax return after the AGMH acquisition. As a result, Mr. Mills' cash bonus for 2010 performance was the same as his cash bonus for 2009 performance. Mr. Mills' long-term incentive awards for 2010 performance were approximately 43% lower than his long-term-incentive awards for 2009 performance. Mr. Mills' total direct compensation (salary and variable compensation) for 2010 would be eighth highest if compared to the 2009 total direct compensation of his comparable position at the peer group. Mr. Mills' total direct compensation for 2010 would be sixth highest if compared to the 2009 total direct compensation of chief financial officers at the peer group. Mr. Mills' salary is unchanged for 2011.

        Robert A. Bailenson.    All accounting functions performed well in 2010. These include the timely preparation of all necessary financial statements. The number and complexity of the Company's financial statements have increased substantially after the AGMH acquisition. In addition, Mr. Bailenson made significant contributions to the financial management of the Company and resolving complex accounting matters, including filing the first consolidated Annual Report on Form 10-K after the AGMH acquisition. As a result, Mr. Bailenson's cash bonus for 2010 performance was approximately 14% lower than his cash bonus for 2009. Mr. Bailenson's long-term incentive awards for 2010 performance were approximately 23% lower than his long-term-incentive awards for 2009 performance. Mr. Bailenson's total direct compensation (salary and variable compensation) for 2010 would be the seventh highest if compared to the 2009 total direct compensation of his comparable position at the peer group. Mr. Bailenson's base salary is unchanged for 2011.

        The Compensation Committee does not take a formulaic approach to determining percentage increases and decreases in executive officer compensation and there are no specific weightings assigned to any of the financial or non-financial performance goals. Rather, the Compensation Committee evaluates the performance of each executive officer in reference to each of the performance goals applicable to such individual to determine the appropriate compensation level for that person. As part of its evaluation of 2010 performance and variable compensation the Compensation Committee also reviewed the Company's 2009 performance and the variable compensation granted for 2009 performance. The Compensation Committee viewed approximately one-third of the executive officers' 2009 cash bonus and long-term incentive grants as a reward for the extraordinary efforts to complete the acquisition and integration of AGMH. The Compensation Committee views 2010 performance as generally good, although not as strong as 2009. While there was strong financial performance in 2010, the Compensation Committee weighed these results against the continued high RMBS losses, lower PVP, the S&P downgrade and the decline in the stock price.

        Taking all the above information into account, in February 2011, the Compensation Committee, in conjunction with the other independent directors, awarded the executive officers variable compensation for 2010 performance as set forth below:

Executive Officer	Cash Bonus	Restricted Share Units	Value	PRP	Total

Dominic J. Frederico	$3,600,000	160,000	$2,364,800	$1,700,000	$7,664,800

Séan W. McCarthy	$2,000,000	57,000	$842,460	$655,000	$3,497,460

James M. Michener	$950,000	30,000	$443,400	$1,000,000	$2,393,400

Robert B. Mills	$1,000,000	25,000	$369,500	$800,000	$2,169,500

Robert A. Bailenson	$600,000	25,000	$369,500	$500,000	$1,469,500

        Restricted share units are valued based on the per common share NYSE closing price of $14.78 on February 9, 2011, the date of the grant. In the case of Mr. McCarthy, the restricted share units and PRP grants shown in the table above will be forfeited upon his termination of employment effective March 31, 2011.

  Conclusion

        The Company believes that the total compensation and components of compensation awarded to the executive officers are appropriate and in the best interests of the Company and the shareholders. The Company's strategy requires experienced management in senior financial guaranty executive, finance and legal positions. The economic crisis of the last few years has demonstrated the need for experience and the ability to deal with adverse market conditions and take advantage of market opportunities. The Compensation Committee and the other independent directors believe that the various elements of total compensation have worked well together to attract and properly reward management for their performance.

  Definitions of non-GAAP Financial Measures

        This proxy statement references financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Although the financial measures identified as non-GAAP should not be considered substitutes for GAAP measures, Assured Guaranty's management and Board consider them key performance indicators and employ them as well as other factors in determining senior management incentive compensation. The following paragraphs define each non-GAAP financial measure used in this proxy statement and describe why it is useful.

        Operating Income:    Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared to the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

  1)
  Elimination of the after-tax realized gains (losses) on the Company's investments, including other than temporary impairments, and credit and interest rate related gains and losses from sales of securities. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate related gains or losses, is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

  2)
  Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

  3)
  Elimination of the after-tax fair value gains (losses) on the Company's committed capital securities. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  4)
  Elimination of the after-tax foreign exchange gains (losses) on revaluation of net premium receivables. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange revaluation gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

  5)
  Elimination of the effects of consolidating certain financial guaranty variable interest entities ("VIEs") in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs and is not liable for such debt obligations.

  6)
  Elimination of goodwill and settlement of pre-existing relationship in order to show the 2009 contribution to operating income of AGMH without the distorting effects of acquisition accounting adjustments recorded on the date of the closing of the acquisition.

        Adjusted Book Value:    Management uses adjusted book value to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value is one of the key financial measures used in determining the amount of certain long term compensation to management and employees and used by rating agencies and investors. Adjusted book value is operating shareholders' equity, further adjusted for various items. Both operating shareholders' equity and such further adjustments are discussed below.

        Management believes that operating shareholders' equity is a useful measure because it presents the equity of AGL with all financial guaranty contracts accounted for on a more consistent basis and excluding fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing AGL's current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL's common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

  1)
  Elimination of the effects of consolidating certain VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs and is not liable for such debt obligations.

  2)
  Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  3)
  Elimination of the after-tax fair value gains (losses) on the Company's committed capital securities. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  4)
  Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income ("AOCI") (excluding foreign exchange revaluation). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore will not recognize an economic loss.

        Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

  1)
  Elimination of after-tax deferred acquisition costs. These amounts represent net deferred expenses that have already been paid or accrued that will be expensed in future accounting periods.

  2)
  Addition of the after-tax net present value of estimated net future credit derivative revenue. Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes in excess of expected losses, and is discounted at 6% (which represents the Company's tax-equivalent pre-tax investment yield on its investment portfolio). Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

  3)
  Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of net expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in, foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate AGL's share price and as the basis of their decision to recommend, buy or sell the AGL common shares.

        Operating return on equity ("Operating ROE"):    Operating ROE represents operating income for a specified period divided by the average of operating shareholders' equity at the beginning and the end of that period. Management believes that operating ROE is a useful measure to evaluate the Company's return on invested capital. Many investors, analysts and members of the financial news media use operating ROE to evaluate AGL's share price and as the basis of their decision to recommend, buy or sell the AGL common shares. Quarterly and year-to-date operating ROE are calculated on an annualized basis.

        PVP or Present Value of New Business Production:    Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives ("Credit Derivative Revenues") do not adequately measure. PVP in respect of insurance and credit derivative contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6% (the Company's tax-equivalent pre-tax investment yield on its investment portfolio). For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and this proxy statement.

        The foregoing report has been approved by all members of the Committee.

Francisco L. Borges, Chairman Stephen A. Cozen Donald H. Layton

2010 Summary Compensation Table

        The following table provides compensation information for 2010, 2009 and 2008 for our named executive officers. For additional information, please see the "Variable Incentive Compensation Awarded for 2009 Performance" and the "Variable Incentive Compensation Awarded for 2010 Performance" tables on page 35 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Dominic J. Frederico,
President and Chief	2010	$900,000	$3,600,000	$1,979,000	$1,154,500	$1,011,225	$1,091,942	$9,736,667
Executive Officer	2009	$812,500	$4,100,000	$1,116,000	$335,000	$428,625	$869,096	$7,661,221
	2008	$750,000	$2,200,000	$1,163,500	$1,524,000	—	$1,018,499	$6,655,999

Séan W. McCarthy(6),	2010	$500,000	$2,000,000	$791,000	$461,800	—	$87,505	$3,840,305
Chief Operating Officer	2009	$250,000	$2,000,000	$—	$694,000	—	$38,838	$2,982,838

James M. Michener,	2010	$450,000	$950,000	$593,700	$461,800	$458,875	$482,783	$3,397,158
General Counsel	2009	$390,000	$1,250,000	$223,200	$67,000	$142,875	$383,036	$2,456,111
	2008	$390,000	$650,000	$349,050	$228,600	—	$457,624	$2,075,274

Robert B. Mills,	2010	$520,000	$1,000,000	$593,700	$461,800	$399,250	$195,347	$3,170,097
Chief Financial Officer	2009	$520,000	$1,000,000	$223,200	$67,000	$228,600	$145,248	$2,184,048
	2008	$520,000	$400,000	$465,400	$304,800	—	$184,259	$1,874,459

Robert A. Bailenson,	2010	$375,000	$600,000	$395,800	$230,900	$258,070	$151,863	$2,011,633
Chief Accounting Officer	2009	$350,000	$700,000	$111,600	$33,500	$57,150	$116,771	$1,369,021
	2008	$350,000	$400,000	$116,350	$76,200	—	$124,099	$1,066,649

(1)
Payment for bonuses for 2010, 2009 and 2008 were made in 2011, 2010 and 2009, respectively.

(2)
This column represents the grant date value of restricted stock awards and restricted share unit awards granted in 2010 for 2009 performance.

(3)
This column represents the grant date value of stock option awards granted in 2010 for 2009 performance.

(4)
This column represents the vesting date value of PRP awards granted in 2007, 2008, and 2009 that vested 12/31/2010, but paid in March 2011.

(5)
All other compensation includes:

	Year	D. Frederico		S. McCarthy		J. Michener		R. Mills		R. Bailenson

Employer Contribution to Retirement Plans	2010 2009 2008	$ $ $	600,000 361,500 510,000	$ $	60,000 38,486 —	$ $ $	204,000 124,800 148,800	$ $ $	182,400 110,400 169,271	$ $ $	129,000 90,000 90,058

	2010		$252,000		—		$144,000		—		—
Bermuda Housing Allowance	2009		$245,000		—		$144,000		—		—
	2008		$240,000		—		$144,000		—		—

Bermuda Housing Tax Gross-Up	2010 2009 2008	$ $ $	112,620 107,235 106,725		— — —	$ $ $	44,120 53,402 90,528		— — —		— — —

	2010		$89,146		—		$25,154		—		—
FICA Paid by Employer	2009		$45,928		—		$19,022		—		—
	2008		$80,318		—		$20,125		—		—

	2010		$20,000		—		$15,000		—		—
Bermuda Car Allowance	2009		$20,000		—		$15,000		—		—
	2008		$20,000		—		$15,000		—		—

Tax Preparation/Financial Planning	2010 2009 2008	$ $ $	— 56,523 48,763		$2,275 — —	$ $ $	18,957 7,088 22,955	$	— 4,264 —	$ $	— 500 7,300

	2010		$7,700		$7,857		$7,700		$—		$20,155
Club Fees	2009		$7,350		—		$7,350		$11,130		$19,042
	2008		$7,000		—		$7,000		$10,935		$20,448

	2010		$3,272		$7,373		$2,655		$11,947		$2,708
Executive Health Benefit	2009		$21,609		$352		$7,845		$12,454		$7,229
	2008		$2,163		$—		$2,588		$3,053		$6,293

	2010		$7,204		$10,000		$21,197		$1,000		—
Miscellaneous	2009		$3,951		—		$4,529		$7,000		—
	2008		$3,530		—		$6,628		$1,000		—

  Contributions to defined contribution retirement plans include contributions with respect to salary and annual bonus paid in the year reported. The miscellaneous category within all other compensation includes business related spousal travel, Bermuda family travel, personal use of a corporate apartment and matching gift donations.

(6)
Mr. McCarthy became an executive officer in July 2009, when the Company acquired AGMH. On March 7, 2011, Mr. McCarthy announced his resignation from all positions as officer or director of Assured Guaranty, effective March 31, 2011. Awards of stock and stock options that have not vested as of March 31, 2011 will be forfeited. Mr. McCarthy's salary represents salary earned since July 1, 2009. His annual salary rate is $500,000 effective July 1, 2009. The Summary Compensation Table excludes a payment of $7,500,000 made to Mr. McCarthy in July 2009 under the terms of a settlement of his employment agreement with Financial Security Assurance Holdings Ltd. prior to its acquisition by Assured Guaranty US Holdings Inc. It also excludes the conversion, in connection with the acquisition of AGMH, of 22,306 AGMH share units to 130,000 AGL share units held under the AGMH 1989 Supplemental Executive Retirement Plan.

Employment Agreements

        Dominic J. Frederico.    Dominic J. Frederico, age 58, serves as President and Chief Executive Officer of the Company pursuant to his employment agreement. The employment agreement was originally dated April 28, 2004, and was amended and restated effective January 1, 2009 to include restrictions to satisfy Section 409A of the Internal Revenue Code. The initial term of Mr. Frederico's agreement was three years and the agreement automatically renews for one year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under this employment agreement, Mr. Frederico receives a minimum base salary of $700,000 per year. Mr. Frederico is eligible to participate in our long-term incentive program, including our LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. If Mr. Frederico retires at age 55 or later with at least three years of service, his options and restricted Common Shares will continue to vest on their original schedules and his options shall be exercisable until the expiration of the original grant. Mr. Frederico is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. Frederico is entitled to a housing allowance for a residence in Bermuda of up to $20,000 per month. Mr. Frederico's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Frederico's employment for any reason other than a termination without cause. Mr. Frederico's employment agreement also contains confidentiality and non-solicit provisions.

        Séan W. McCarthy.    Séan W. McCarthy, age 52, serves as Chief Operating Officer of Assured Guaranty U.S. Holdings Inc. pursuant to an employment agreement dated as of July 1, 2009, until the March 31, 2011 effective date of his resignation from all director and officer roles at the Company. He had also been appointed Chief Operating Officer of AGL. The initial term of Mr. McCarthy's employment is three years and the agreement automatically renews for one-year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under his employment agreement, Mr. McCarthy receives a minimum base salary of $500,000 per year. Mr. McCarthy is eligible to participate in our long-term incentive program, including our LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. The employment agreement references 300% of his annual salary as the target bonus amount for Mr. McCarthy and provides that annual long-term incentive awards will be consistent with the awards granted to other executive officers, subject to the Compensation Committee's evaluation of individual performance and other factors the Compensation Committee determines to be relevant. Pursuant to the employment agreement, AGL granted Mr. McCarthy, as a sign-on award, options to purchase 100,000 AGL common shares, with the exercise price equal to the per-share closing price of an AGL common share on July 1, 2009. In addition, the employment agreement provides for Mr. McCarthy's account under a supplemental executive retirement plan to be credited with AGL share units instead of share units of Financial Securities Assurance Holdings Ltd. If Mr. McCarthy had retired at age 55 or later with at least five years of service, his options and restricted shares would have continued to vest on their original schedules and his options would be exercisable until the expiration of the original grant. Mr. McCarthy is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. McCarthy's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. McCarthy's employment for any reason other than a termination without cause. Mr. McCarthy's agreement also contains confidentiality and non-solicit provisions.

        James M. Michener.    James M. Michener, age 58, serves as General Counsel of the Company pursuant to his employment agreement. The employment agreement was originally dated April 28, 2004 and was amended and restated effective January 1, 2009 to include restrictions to satisfy Section 409A of the Internal Revenue Code. The initial term of Mr. Michener's agreement was three years and the agreement automatically renews for one year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under his employment agreement, Mr. Michener receives a minimum base salary of $350,000 per year. Mr. Michener is eligible to participate in our long-term incentive program, including the LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. If Mr. Michener retires at age 55 or later with at least three years of service, his options and restricted common shares will continue to vest on their original schedule and his options shall be exercisable until the expiration of the original grant. Mr. Michener is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. Michener is entitled to a housing allowance for residency in Bermuda of up to $10,000 per month. Beginning September 2004, Mr. Michener's housing allowance has been increased to $12,000 per month. Mr. Michener's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Michener's employment for any reason other than a termination without cause. Mr. Michener's employment agreement also contains confidentiality and non-solicit provisions.

        Robert B. Mills.    Robert B. Mills, age 61, serves as AGL's Chief Financial Officer pursuant to his employment agreement. The employment agreement was originally dated April 28, 2004 and was amended and restated effective January 1, 2009 to include restrictions to satisfy Section 409A of the Internal Revenue Code. The initial term of Mr. Mills's agreement was three years and the agreement automatically renews for one year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under his employment agreement, Mr. Mills receives a minimum base salary of $500,000 per year. Mr. Mills is eligible to participate in our long-term incentive program, including the LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. If Mr. Mills retires at age 55 or later with at least three years of service, his options and restricted common shares will continue to vest on their original schedules and his options shall be exercisable until the expiration of the original grant. Mr. Mills is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. Mills's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Mills's employment for any reason other than a termination without cause. Mr. Mills's employment agreement also contains confidentiality and non-solicit provisions.

        Robert A. Bailenson.    Robert A. Bailenson, age 44, serves as the Chief Accounting Officer of AGL and AGC pursuant to his employment agreement. The employment agreement was originally dated October 5, 2006 and was amended and restated effective January 1, 2009 to include restrictions to satisfy Section 409A of the Internal Revenue Code. Under his employment agreement, Mr. Bailenson receives a minimum base annual salary of $300,000. Mr. Bailenson is eligible to participate in the Company's annual incentive program. In addition, Mr. Bailenson is eligible to participate in the LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. Mr. Bailenson is also eligible to participate in the Company's general employee benefit programs, in accordance with the terms of the applicable plans. Mr. Bailenson's perquisites include reimbursement for tax preparation and financial planning services and club dues and other perquisites generally made available to senior officers of AGC. If Mr. Bailenson retires after the age of 60 with at least 10 years of service, or if he retires after at least age 55 with at least five years of service and the Compensation Committee approves, any options and restricted common shares held by him will continue to vest on the schedule provided at the time of the awards and options will be exercisable until the expiration date of their original term. In the event we terminate Mr. Bailenson's employment agreement for cause, he will forfeit all grants under the LTIP, the PRP or similar incentive plans. If we terminate Mr. Bailenson's employment without cause, he will receive his then current annual base salary for 24 months, subject to compliance with his non-competition and confidentiality obligations under the employment agreement and subject to reduction by any payments made under a Company severance plan. Mr. Bailenson will also get a prorated bonus for the year in which the termination occurred, as well as a bonus for each 12 month period during the period in which he continues to receive his salary. Each bonus is based on the average annual cash bonus he received for the three years prior to his termination. During the period in which he continues to receive his salary, he may continue to participate in Company benefit plans unless he becomes employed on a full time basis. In the event of a termination without cause, Mr. Bailenson's restricted shares and options will continue to vest in accordance with the terms of the awards until the end of the period in which he continues to receive his salary. The present value of these termination benefits may be paid in a lump sum to the extent such benefits are not deferred compensation. Mr. Bailenson's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Bailenson's employment for any reason other than a termination without cause. Mr. Bailenson's employment agreement also contains confidentiality and non-solicit provisions.

        Under each employment agreement, in the event of termination with cause, the executive will be paid his salary through the date of termination. No other benefits will be paid. All restricted stock and stock options will be forfeited.

        Each employment agreement provides that in the event of termination without cause, each executive officer will receive 24 months of salary and benefit continuation, reduced by future employment. Any equity awards outstanding on termination will continue to vest, and be exercisable, for 24 months. In the case of Mr. Bailenson, he would also be entitled to receive a pro-rata bonus for the year of termination plus a cash bonus for each of the next two years. The bonus would be equal to the average of his annual cash bonus for the preceding three years.

        In the event of a change in control, all outstanding equity agreements for an executive officer would vest and the stock options would be exercisable for their original term. Mr. Frederico, Mr. McCarthy, Mr. Michener and Mr. Mills may resign for any reason in the 12 months following a change in control and would receive salary and benefit continuation for 24 months, reduced by future employment. These amounts are payable monthly unless the Compensation Committee decides to pay them in a lump sum (to the extent that such amounts are not deferred compensation subject to Section 409A of the Internal Revenue Code). In the case of Mr. Bailenson, if he is terminated for any reason or resigns in the fourth through fifteenth months following a change in control he will receive 36 months of salary and benefit continuation. In addition, Mr. Bailenson will receive a pro rata change in control bonus for the year of termination and a change of control bonus for each of the next three years and a payment equal to the amount of employer contributions to the Company's retirement plans multiplied by 125%. The change in control bonus shall be 150% of his average cash bonus for the preceding three years. Following a change in control, the Company may not reduce Mr. Bailenson's eligibility for retiree health benefits for 15 months following a change in control or reduce the level of Company's contributions to its retirement plans on behalf of Mr. Bailenson below the rate in effect on December 31 of the year preceding the change in control. Mr. Bailenson will have continued coverage under employee benefit plans for three years following a change in control. The present value of his termination benefits may be paid in a lump sum to the extent such benefits are not deferred compensation subject to Section 409A of the Internal Revenue Code.

        Upon a change in control, the executive officers may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse our executive officers for those excise taxes as well as any income and excise taxes payable by the executive officer as a result of any reimbursements for the 280G excise taxes.

        A change in control applicable to the employment agreements means the occurrence of the events described in any of the following paragraphs:

  •
  the acquisition, other than specifically identified categories of acquisitions, by any person or group of ownership of any voting securities of AGL if, immediately after the acquisition, the person has ownership of more than 25% of either our outstanding common shares, or the combined voting power of our outstanding voting securities; provided that an acquisition of voting securities by ACE Limited or one of its affiliates will not constitute a change in control and, provided further, that an acquisition of voting securities directly from the Company, such as the acquisition of shares by the funds affiliated with Mr. Ross or Dexia, does not constitute a change in control;

  •
  individuals who constitute our incumbent board cease for any reason to represent greater than 50% of the voting power of members of our Board; provided that for purposes of this paragraph, the Company's "incumbent board" means the members of our Board as of the date of the completion of the IPO and any individual becoming a director after that date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the incumbent board; provided, however, that a person will not be considered a member of our incumbent board if he was elected as a result of an actual or publicly threatened election contest or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a person other than our Board;

  •
  consummation of a reorganization, amalgamation, merger, consolidation, or other business combination involving us or the sale or other disposition of more than 50% of the Company's operating assets, determined on a consolidated basis, other than any such transaction in which:

  •
  the Company's shareholders before the transaction continue to own a majority of the shares of the ultimate parent resulting from the transaction in substantially the same relative proportions as their ownership immediately prior to such transaction;

  •
  no person will own more than 25% of the resulting parent company; and

  •
  individuals who were members of our incumbent board prior to the transaction will constitute at least a majority of the members of the Board of the ultimate parent resulting from the transaction;

  •
  approval by our shareholders of a plan of complete liquidation or dissolution.

Employee Stock Purchase Plan

        We maintain a broad based employee stock purchase plan that gives our eligible employees the right to purchase our common shares through payroll deductions at a purchase price that reflects a 15% discount to the market price of our common shares on the first or last day of the relevant subscription period, whichever is lower. No participant may purchase more than $25,000 worth of common shares under this plan in any calendar year.

Indemnification Agreements

        The employment agreements with our executive officers provide that they are entitled to indemnification in accordance with the Company's Bye-Laws, Articles of Incorporation and other governing documents. In addition, we have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Bye-Laws which require us to indemnify our directors and officers for acts done, concurred in or omitted in or about the execution of their duties in their respective offices. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors' and officers' liability insurance.

 2010 Grants of Plan-Based Awards

        The following table sets forth information concerning grants of plan-based awards for our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)

Dominic J. Frederico	2/24/2010	$2,050,000	—	—	—	—
	2/24/2010	—	100,000	—	—	$1,979,000
	2/24/2010	—	—	100,000	$19.79	$1,154,500

Séan W. McCarthy(5)	2/24/2010	$1,000,000	—	—	—	—
	2/24/2010	—	40,000	—	—	$791,600
	2/24/2010	—	—	40,000	$19.79	$461,800

James M. Michener	2/24/2010	$1,250,000	—	—	—	—
	2/24/2010	—	30,000	—	—	$593,700
	2/24/2010	—	—	40,000	$19.79	$461,800

Robert B. Mills	2/24/2010	$1,000,000	—	—	—	—
	2/24/2010	—	30,000	—	—	$593,700
	2/24/2010	—	—	40,000	$19.79	$461,800

Robert A. Bailenson	2/24/2010	$500,000	—	—	—	—
	2/24/2010	—	20,000	—	—	$395,800
	2/24/2010	—	—	20,000	$19.79	$230,900

(1)
This column represents a PRP award that vests 25% after a two year performance period; 25% after a three year performance period and 50% after a four year performance period. Awards will increase or decrease in value based on 50% on the rate the Company's per share adjusted book value changes as defined and 50% on the Company's operating return on equity over each performance period. For the named executive officers, no amount is payable if the growth in the Company's per share adjusted book value for the applicable performance period is negative and the Company's operating ROE has not grown at an annual rate of at least 3% for the applicable performance period.

(2)
The restrictions with respect to one-quarter of the restricted common shares lapse on each of the first, second, third and fourth anniversaries of the grant date of the award, subject to continued employment. During the restricted period, the executive officers are entitled to vote restricted common shares and receive dividends.

(3)
One-third of these options become exercisable on the first, second and third anniversary of the grant date of the award, subject to continued employment.

(4)
This column discloses the aggregate grant date fair market value computed in accordance with GAAP, which is $19.79 per share for stock awards and $11.545 per share for option awards. For all assumptions used in the valuation, see note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(5)
The $1,000,000 PRP award, 30,000 shares of restricted stock and 26,667 stock options granted to Mr. McCarthy will not have unvested and will be forfeited as of March 31, 2011, the date of the effectiveness of Mr. McCarthy's resignation from the Company.

Outstanding Equity Awards at December 31, 2010

        The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Dominic J. Frederico	500,000	—		$18.00	4/27/2014	—		—
	166,667	—		$18.03	2/10/2015	—		—
	166,667	—		$25.50	2/2/2016	—		—
	166,667	—		$26.70	2/8/2017	20,833	(2)	$368,744
	133,334	66,666	(1)	$23.27	2/14/2018	25,000	(4)	$442,500
	33,333	66,667	(3)	$7.44	2/5/2019	112,500	(6)	$1,991,250
	—	100,000	(5)	$19.79	2/24/2020	100,000	(7)	$1,770,000

Séan W. McCarthy	33,333	66,667	(8)	$12.66	7/1/2019	—		—
	—	40,000	(5)	$19.79	2/24/2020	40,000	(7)	708,000

James M. Michener	160,000	—		$18.00	4/27/2014	—		—
	50,000	—		$18.03	2/10/2015	—		—
	50,000	—		$25.50	2/2/2016	—		—
	50,000	—		$26.70	2/8/2017	6,250	(2)	$110,625
	20,000	10,000	(1)	$23.27	2/14/2018	7,500	(4)	$132,750
	6,666	13,334	(3)	$7.44	2/5/2019	22,500	(6)	$398,250
	—	40,000	(5)	$19.79	2/24/2020	30,000	(7)	$531,000

Robert B. Mills	240,000	—		$18.00	4/27/2014	—		—
	80,000	—		$18.03	2/10/2015	—		—
	80,000	—		$25.50	2/2/2016	—		—
	80,000	—		$26.70	2/8/2017	10,000	(2)	$177,000
	26,667	13,333	(1)	$23.27	2/14/2018	10,000	(4)	$177,000
	6,666	13,334	(3)	$7.44	2/5/2019	22,500	(6)	$398,250
	—	40,000	(5)	$19.79	2/24/2020	30,000	(7)	$531,000

Robert A. Bailenson	25,000	—		$18.00	4/27/2014	—		—
	10,000	—		$18.03	2/10/2015	—		—
	12,000	—		$25.50	2/2/2016	—		—
	16,000	—		$26.70	2/8/2017	2,000	(2)	$35,400
	6,667	3,333	(1)	$23.27	2/14/2018	2,500	(4)	$44,250
	3,333	6,667	(3)	$7.44	2/5/2019	11,250	(6)	$199,125
	—	20,000	(5)	$19.79	2/24/2020	20,000	(7)	$354,000

(1)
These options vest on February 14, 2011, subject to agreement terms relating to continued employment or retirement.

(2)
These shares vest on February 8, 2011, subject to agreement terms relating to continued employment or retirement.

(3)
One half of these options vest on each of February 5, 2011 and February 5, 2012, subject to agreement terms relating to continued employment or retirement.

(4)
One half of these shares or units vest on each of February 14, 2011 and February 14, 2012, subject to agreement terms relating to continued employment or retirement.

(5)
One third of these options vest on each of February 24, 2011, February 24, 2012 and February 24, 2013, subject to agreement terms relating to continued employment or retirement. For Mr. McCarthy, options scheduled to vest on February 24, 2012 and 2013 will be forfeited due to his resignation from the Company.

(6)
One third of these shares vest on each of February 5, 2011, February 5, 2012 and February 5, 2013, subject to agreement terms relating to continued employment or retirement.

(7)
One quarter of these shares or units vest on each of February 24, 2011, February 24, 2012, February 24, 2013 and February 24, 2014, subject to agreement terms relating to continued employment or retirement. For Mr. McCarthy, options scheduled to vest on February 24, 2012, 2013 and 2014 will be forfeited due to his resignation from the Company.

(8)
One half of these options vest on each of July 1, 2011 and July 1, 2012, subject to agreement terms relating to continued employment or retirement. All of such options will be forfeited due to Mr. McCarthy's resignation from the Company.

 2010 Option Exercises and Stock Vested

        The following table provides information concerning option exercises by, and vesting of restricted stock awards of, our named executive officers during 2010.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Dominic J. Frederico	—	—	92,926	$1,946,877

Séan W. McCarthy	—	—	—	—

James M. Michener	—	—	24,042	$504,863

Robert B. Mills	—	—	32,833	$691,964

Robert A. Bailenson	—	—	8,626	$179,623

(1)
The value of a restricted share upon vesting is the fair market value of the stock on the vesting date.

Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of our executive officers. The amounts set forth in this table include only contributions made and earnings received during 2010 and do not include contribution and earnings with respect to the 2010 bonus paid in 2011.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE(3) ($)

Dominic J. Frederico	$285,300	$570,600	$(488,981)	$6,234,519	(4)

Séan W. McCarthy	$15,300	$30,600	$(347,842)	$3,762,906

James M. Michener	$87,300	$174,600	$105,751	$1,184,973

Robert B. Mills	$76,500	$153,000	$94,101	$1,190,321

Robert A. Bailenson	$49,800	$99,600	$71,233	$601,046

(1)
The amounts in this column are also included in the Summary Compensation Table, in the salary column, as follows:

Name	2010 Amount	2009 Amount

Dominic J. Frederico	$45,000	$41,250

Séan W. McCarthy	$15,300	—

James M. Michener	$23,100	$19,500

Robert B. Mills	$26,000	$25,200

Robert A. Bailenson	$19,000	$16,962

(2)
The amounts in this column are included in the Summary Compensation Table, in the all other compensation column as the employer contribution to the retirement plans.

(3)
Of the totals in this column, the following totals have been previously reported in the Summary Compensation Table for previous years:

Name	2010 Amount	2009 Amount

Dominic J. Frederico	$2,991,740	$2,493,590

Séan W. McCarthy	$16,436	—

James M. Michener	$868,325	$725,225

Robert B. Mills	$822,113	$700,613

Robert A. Bailenson	$351,010	$260,110

(4)
$1,612,387 was assumed from the ACE Limited Supplemental Retirement Plan at the IPO.

Potential Payments Upon Termination or Change in Control

        The following tables quantify the potential payments upon termination or change of control that our named executive officers would receive assuming that the relevant termination event had occurred on December 31, 2010.

Termination Due to Death or Disability

	Unvested PRP	Unvested Restricted Stock	Unvested Stock Options	Total

Dominic J. Frederico	$4,150,000	$4,572,494	$684,003	$9,406,497

Séan W. McCarthy	$1,000,000	$708,000	$336,002	$2,044,002

James M. Michener	$2,250,000	$1,172,625	$136,807	$3,559,432

Robert B. Mills	$1,775,000	$1,283,250	$136,807	$3,195,057

Robert A. Bailenson	$825,000	$632,775	$68,403	$1,526,178

Termination Due to Retirement

	Unvested PRP*	Unvested Restricted Stock	Unvested Stock Options	Total

Dominic J. Frederico	$4,150,000	$4,572,494	$684,003	$9,406,497

Séan W. McCarthy	$1,000,000	$708,000	$336,002	$2,044,002

James M. Michener	$2,250,000	$1,172,625	$136,807	$3,559,432

Robert B. Mills	$1,775,000	$1,283,250	$136,807	$3,195,057

Robert A. Bailenson	$825,000	$632,775	$68,403	$1,526,178

*
PRP payouts may be zero if minimum performance criteria is not met in each performance period.

 Termination Without Cause Payments

	Salary Continuation	Bonus	Benefits	Employer Retirement Plan Contributions	Unvested Restricted Stock	Unvested Stock Options	Total

Dominic J. Frederico	$1,795,056	—	$99,275	$216,000	$3,023,744	$684,003	$5,818,078

Séan W. McCarthy	$997,253	—	$61,306	$120,000	$354,000	$336,002	$1,868,561

James M. Michener	$897,528	—	$102,533	$108,000	$774,375	$136,807	$2,019,243

Robert B. Mills	$1,037,143	—	$92,986	$124,800	$885,000	$136,807	$2,276,736

Robert A. Bailenson	$1,741,525	500,000	$58,849	$210,000	$389,400	$68,403	$2,968,177

Change-in-Control Severance

	Salary Continuation	Bonus	Unvested Stock Options	Unvested Restricted Stock	Benefits	Employer Retirement Plan Contributions	Excise Tax Gross-Up	Total

Dominic J. Frederico	$1,795,056	$0	$684,003	$4,572,494	$99,275	$216,000	$0	$7,366,828

Séan W. McCarthy	$997,253	$0	$336,002	$708,000	61,306	$120,000	$0	$2,222,561

James M. Michener	$897,528	$0	$136,807	$1,172,625	102,533	$108,000	$0	$2,417,493

Robert B. Mills	$1,037,143	$0	$136,807	$1,283,250	92,986	$124,800	$0	$2,674,986

Robert A. Bailenson	$3,358,303	$750,000	$68,403	$632,775	88,274	$517,500	$2,298,687	$7,713,942

        Each of these tables assumes that salary has accrued through December 31, 2010 and that benefit costs remain at current premium levels for three years from December 31, 2010. The salary continuation columns and excise tax gross-up column represent the lump sum cash severance values that have been present valued as provided under the employment agreements. The Termination Due to Retirement table assumes that each executive officer was retirement eligible on December 31, 2010, although a retirement age is generally 55.

        With respect to the termination due to retirement, vesting of restricted stock and stock options takes place over time. However, we have not discounted these amounts receivable in the future following retirement in the Termination Due to Retirement table.

        The amounts shown in these tables do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The aggregate qualified and non-qualified defined contribution retirement account balances as of December 31, 2010 for Messrs. Frederico, McCarthy, Michener, Mills and Bailenson are as follows respectively: $6,486,986; $4,435,979, $1,533,003; $1,561,138 and $1,434,954. Retirement account balances will be paid upon termination in accordance with the terms of the plans, as described below.

        The amounts in the change in control payments table are based on a Section 280G of the Internal Revenue Code excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and an 9.77 percent state income tax rate.

        If an executive officer had been terminated for cause on December 31, 2010, he would not have received any severance payments and would have forfeited all unvested equity payments, receiving only salary payments through the termination date and vested retirement benefits under the Company's retirement plans.

        For the purpose of these tables, the value of restricted stock has been determined by multiplying the number of shares of unvested restricted stock on December 31, 2010 by the closing price of our common stock on December 31, 2010, which was $17.70. Similarly, we calculated the value of unvested options by multiplying the number of unvested options by the difference between the closing price of our Common Shares on December 31, 2010 and the applicable exercise price.

        Salary continuation, benefit and retirement plan contributions assume no subsequent employment after termination.

  Assured Guaranty Non-Qualified Retirement Plans

        All the executive officers participate in a non-qualified defined contribution retirement plan through an Assured Guaranty employer. These plans generally permit distributions only following a participant's termination of employment, and each of the plans impose some additional restrictions on distributions as described below. A change in control under the current provisions of these plans does not entitle a participant to payment. Below is an overview of each plan.

        The Assured Guaranty Ltd. Supplemental Employee Retirement Plan is a non-qualified retirement plan for higher-paid employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified Assured Guaranty Ltd. Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and 6% employer contributions that would have been made under the Assured Guaranty Ltd. Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. The plan also permits discretionary employer contributions. A participant does not vest in the employer contributions until he or she has completed one year of service, but the participant will vest earlier if he or she dies or attains age 65 while employed by a specified Assured Guaranty employer. Distribution of a participant's account balances will be made as a lump sum. However, a participant may elect to receive payment of his or her account balances in annual installments over a period not exceeding five years, but only if, at the time of termination, the participant has attained age 55 and completed at least five years of service, and the amount of the participant's account balances is at least $50,000. A participant who is considered to be a specified employee as defined in Internal Revenue Code section 409A and whose payment of benefits begins by reason of termination of employment may not begin to receive such payment until six months after termination of employment. To satisfy the requirements of Internal Revenue Code section 457A, U.S. taxpayers will not accrue additional benefits under the plan on and after January 1, 2009.

        The Assured Guaranty Corp. Supplemental Executive Retirement Plan is a non-qualified retirement plan for higher-paid employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified Assured Guaranty Corp. Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and 6% employer contributions that would have been made under the Assured Guaranty Corp. Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. The plan also permits discretionary employer contributions. A participant does not vest in employer contributions until he or she has completed one year of service, but the participant will vest earlier if he or she dies or attains age 65 while employed by a specified Assured Guaranty employer. Distribution of a participant's account balances will be made as a lump sum. However, a participant may elect to receive payment of his or her account balances in annual installments over a period not exceeding five years, but only if, at the time of termination, the participant has attained age 55 and completed at least five years of service, and the amount of the participant's account balances is at least $50,000. A participant who is considered to be a specified employee as defined in Internal Revenue

Code section 409A and whose payment of benefits begins by reason of termination of employment may not begin to receive such payment until six months after termination of employment.

  Equity and Incentive Plans

        All the executive officers have received awards pursuant to the Company's long-term equity incentive plan and participate in the performance retention plan. A change in control of the Company accelerates vesting of some equity awards made under the equity incentive plans, and restricted share units will be distributed on a "change in control" if it satisfies the definition of change in control under Section 409A of the Internal Revenue Code. Below is an overview of the plans.

        Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended in 2009, provides for the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards, which include awards such as restricted share or restricted stock units, and cash incentive awards to employees selected by the Compensation Committee. The Compensation Committee specifies the terms of the award, including the vesting period applicable to the award, at the time it grants the award to the employee, and includes the terms in an award agreement between the employee and the Company. A participant generally vests in restricted stock awards over four years of continued employment and in option awards over three years of continued employment, but if a change in control occurs or if the participant terminates employment as a result of death or disability, then the participant immediately vests in any outstanding awards. In the event of retirement, prior equity grants to an executive officer will continue to vest and options will be exercisable for their original term.

        Assured Guaranty Ltd. Performance Retention Plan was established in 2006, to permit the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the PRP was amended in 2007 to comply with those rules. The PRP was again amended in 2008 to be a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.

        The Company granted a limited number of PRP awards in 2007, which vest after four years of continued employment (or if earlier, on employment termination, if the participant's termination occurs as a result of death, disability, or retirement), and participants receive the designated award in a single lump sum when it vests, except that participants who vest as a result of retirement receive the bonus at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in the company's adjusted book value, as defined in the PRP, improves during the four year performance period. For those participants who vest prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in the company's adjusted book value, improves during the period ending on the last day of the calendar quarter prior to the date of the participant's termination of employment.

        Beginning in 2008, the Company integrated PRP awards into its long term incentive compensation program and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment (or vests on the date of the participant's death, disability, or retirement if that occurs during the performance period). Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. However, if, during the performance period, a participant dies or becomes disabled while employed, the amount is based on performance through the quarter ending before death or disability and is paid after the occurrence of death or disability. Since 2008, a limited number of awards have cliff vesting in four or five years. Operating return on equity and adjusted book value are defined in each PRP award agreement. For more information on the vesting schedules of recent PRP awards see "Compensation Discussion and Analysis—Variable Compensation."

        Under awards since 2008, if a payment would otherwise be subject to the $1 million limit on tax deductible compensation, no payment will be made unless performance satisfies a minimum threshold.

        As described above, the performance goals used to determine the amounts distributable under the PRP are based on the Company's operating return on equity and growth in per share adjusted book value, or in the case of the 2007 awards growth in adjusted book value, as defined. The Compensation Committee believes that management's focus on achievement of these performance goals will lead to increases in the Company's intrinsic value. The Compensation Committee uses the following methods to determine operating return on equity and adjusted book value.

  •
  Operating return on equity as of any date is determined by the Compensation Committee and equals the Company's operating income as a percentage of average shareholders' equity, excluding accumulated other comprehensive income and after-tax unrealized gains (losses) on derivative financial instruments. To determine operating income, the Compensation Committee adjusts reported net income or loss to remove items that are determined by the Compensation Committee to increase or decrease reported net income or loss without a corresponding increase or decrease in value of AGL.

  •
  To determine adjusted book value, the Compensation Committee adjusts the reported shareholder equity (i) to remove items that are determined by the Compensation Committee to increase or decrease reported shareholder equity without a corresponding increase or decrease in value of the Company's, and (ii) to include items that are determined by the Compensation Committee to increase or decrease the value of the Company's without a corresponding increase or decrease to reported shareholder equity.

The adjustments described above may be made by the AGL Compensation Committee at any time before distribution, except that, for certain senior executive officers, any adjustment made after the grant of the award may decrease but may not increase the amount of the distribution.

        In the event of a corporate transaction involving the Company, including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, the Compensation Committee may adjust the calculation of the Company's adjusted book value and operating return on equity as the Compensation Committee deems necessary or desirable in order to preserve the benefits or potential benefits of PRP awards.

  Employment Agreements

        As described above, each executive officer is a party to an employment agreement that provides post employment benefits. The Company provides these benefits to recruit and retain these executive officers. In this section we summarize the post termination provisions of those employment agreements. See the section of this proxy statement entitled "Executive Compensation—Employment Agreements" for additional details concerning those employment agreements.

AUDIT COMMITTEE REPORT

        The Audit Committee consists of four members of the Board of Directors. Each Audit Committee member is independent, within the meaning of the NYSE listing standards, of the Company and its management and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards. In addition, the Board of Directors has determined that Messrs. Buhl, Kenny and O'Kane are each audit committee financial experts within the meaning of the rules of the SEC, as that term is defined under Item 401(h) of Regulation S-K.

        The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company's website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company's financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company's internal audit process and the performance, qualification and independence of the Company's independent auditors, PwC.

        The Company's management prepares the Company's consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting and for performing an assessment of the effectiveness of these controls. PwC audits the Company's year-end financial statements and reviews interim financial statements. PwC also audits the effectiveness of the Company's internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company's management, PwC and other advisors. The Company has also retained Ernst & Young LLP, which we refer to as E&Y, to provide services to support its internal audit program and compliance with Sarbanes-Oxley Section 404. The Audit Committee has adopted an Internal Audit Charter.

        The Audit Committee held four meetings in 2010. Audit Committee meetings are usually held in conjunction with the quarterly meetings of the Board of Directors. At all of its quarterly meetings, the Audit Committee met with management, PwC, E&Y, the Chief Financial Officer, the Chief Accounting Officer and the General Counsel to review, among other matters, the overall scope and plans for the internal and independent audits, and the results of such audits; critical accounting estimates and policies; the status of the Company's loss reserves and compliance with the Company's conflict of interest, regulatory compliance and code of conduct policies. At each quarterly meeting the Audit Committee also reviewed underwriting and risk management with the Chief Risk Officer and the Chief Surveillance Officer. The Audit Committee coordinates the oversight of underwriting and risk management with the Risk Oversight Committee. At its meeting in February 2010 the Audit Committee reviewed and approved the Company's December 31, 2009 audited consolidated financial statements and Annual Report on Form 10-K. The Committee also at that time reviewed the Company's program to ensure compliance with the requirements of Sarbanes-Oxley Section 404 and its internal controls over financial reporting, including controls to prevent and detect fraud.

        The Audit Committee also met with management and PwC in February 2011, over the course of two meetings, to review the Company's program to ensure compliance with the requirements of Sarbanes-Oxley Section 404 and its internal controls over financial reporting, to review results of operations and audit results, and approve the Company's December 31, 2010 audited consolidated financial statements and Annual Report on Form 10-K. The Audit Committee also reviewed drafts of the 2011 proxy statement and approved this Audit Committee Report at its February 2011 meetings.

        At each meeting in 2010 and February 2011, the Audit Committee met in executive session (i.e., without management present) with representatives of PwC to discuss the results of their examinations and their evaluations of the Company's internal controls and overall financial reporting.

Similar executive sessions are held at least annually with representatives of E&Y. At each quarterly meeting, E&Y has the opportunity to address pending issues with the Audit Committee and semi-annually specifically reviewed the results of internal audits and the overall internal audit program. Portions of quarterly meetings were dedicated to further education of Audit Committee members.

        The Audit Committee has also discussed with PwC all the matters required to be discussed by U.S. GAAP, including those described in Auditing Standards No. 61, as amended (AU Section 380) as adopted by the Public Company Accounting Oversight Board, "Communication with Audit Committees." These discussions included (a) the auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting; (b) methods used to account for significant unusual transactions; (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; (e) disagreements with management over the application of accounting principles, of which there were none, the basis for management's accounting estimates, and disclosures in the financial statements; and (f) any significant audit adjustments, of which there were none, and any significant deficiencies in internal control, of which there were none. The Audit Committee also reviewed all other material written communications between PwC and management. The Audit Committee has also discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence.

        Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company's management and PwC, the Audit Committee recommended to the Board of Directors that the December 31, 2010 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

        The foregoing report has been approved by all members of the Audit Committee.

G. Lawrence Buhl, Chairman Neil Baron Patrick W. Kenny Michael T. O'Kane

 PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE BYE-LAWS TO PROVIDE FOR THE
ANNUAL ELECTION OF ALL DIRECTORS

        The Board of Directors has unanimously approved, and is recommending that shareholders approve, an amendment to AGL's Bye-Laws to eliminate the classified board structure and provide for the annual election of all directors. Proposal No. 2 is Item 2 on the proxy card.

        Bye-law 12 currently provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible with members of each class serving for three-year terms. If Proposal No. 2 is approved, all directors will be elected annually. At the 2011 Annual General Meeting, shareholders will vote on this Proposal No. 2 before voting on the election of directors. If the Bye-law amendment is approved, nominees for director at the 2011 Annual General meeting and subsequent Annual General Meetings will be elected for one year terms. If the amendment is approved, our Board of Directors will be fully declassified by the 2014 Annual General Meeting. The declassification of the Board of Directors will not impact the unexpired term of any director currently in office.

        The Board of Directors considered the various benefits of retaining or eliminating the classified board structure. It also considered the current corporate governance environment and the trend by public companies to move to annual election of all directors. To give shareholders the right to vote on each director annually and to give the Board more flexibility to change its size and composition, the Board determined that the classification of the Board should be eliminated. On recommendation of the Nominating and Governance Committee, the Board approved the proposed amendment to the AGL's Bye-Laws to eliminate the classified Board structure and provide for the annual election of all directors, and determined to recommend that shareholders approve such amendment to AGL's Bye-Laws.

        The text of Bye-law 12, as it is proposed to be amended, is attached to this proxy statement as Exhibit B.

        If approved, the Bye-law amendment will be effective immediately and will apply to the election of directors at the 2011 Annual General Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AGL'S BYE-LAWS TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, which is the Securities and Exchange Commission's rule setting forth executive compensation disclosure requirements. Proposal No. 3 is Item 3 on the Proxy Card.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," and highlighted in the "Executive Summary" of such section, our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive the Company's strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders' interests and current market practices. Please read the "Compensation Discussion and Analysis" discussion for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

        We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our named executive officer compensation as described on pages 32  –  66 of this proxy statement, which include the "Compensation Discussion and Analysis" section and the compensation tables and related narrative disclosure. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote "FOR" the following resolution at the Annual General Meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION.

 PROPOSAL NO. 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, such as Proposal No. 3 of this proxy statement. By voting on this Proposal No. 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Proposal No. 4 is Item 4 on the Proxy Card.

        The advisory vote by the shareholders on frequency is distinct from the advisory vote on the compensation of our named executive officers. This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our shareholders and, in this regard, we are soliciting your advice on whether the compensation of our named executive officers be submitted to shareholders for an advisory vote every year, every two years, or every three years. You may vote for one of these three alternatives or you may abstain from making a choice.

        After careful consideration of this Proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

        In formulating its recommendation, the Board of Directors considered that named executive officer compensation is evaluated, adjusted and approved on an annual basis. The Board believes that having an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

        We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this Proposal.

        The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the shareholders and will consider the outcome of the vote carefully when determining the frequency of the shareholder vote on executive compensation.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF "ONE YEAR" FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL NO. 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The appointment of independent auditors is approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of PwC as our independent auditor for the year ending December 31, 2011. Since 1999, the Company's subsidiaries, as subsidiaries of ACE prior to the IPO, have had a working association with PwC, ACE's independent auditor. PwC had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries during the IPO. Proposal No. 5 is Item 5 on the Proxy Card.

        Our audited financial statements for the year ending December 31, 2010 will be presented at the Annual General Meeting. Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

        The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2010 and 2009 and fees for other services rendered by PwC for 2010 and 2009.

	2010	2009
Audit fees(1)	$4,554,000	$5,016,204
Audit-related fees(2)	$165,000	$150,400
Tax fees(3)	$578,000	$152,372
All other fees(4)	$1,149,968	$—

(1)
We paid audit fees, including costs, for the years ended December 31, 2010 and December 31, 2009 for professional services rendered in connection with:

•
the audits of our consolidated financial statements, of management's assessment of internal controls over financial reporting and of the effectiveness of these controls;

•
the statutory and GAAP audits of various subsidiaries;

•
compliance with requirements to provide financial statements in interactive data format using the eXtensible Business Reporting Language (XBRL);

•
comfort letters issued in connection with SEC registration statements filed by AGL; and

•
review of quarterly press releases and financial supplements and documentation of internal controls.

(2)
Audit-related fees for the years ended December 31, 2010 and December 31, 2009 related to audits of the Company's employee benefit plans and review procedures in connection with the compensation disclosures in this proxy statement.

(3)
Of the total amount of tax fees for 2010, $257,000 related to tax compliance and $321,000 related to tax advice. All of the tax fees for 2009 related to tax compliance.

Compliance-related tax fees for 2010 were for professional services rendered in connection with the preparation of the 2009 federal tax returns, tax compliance services in connection with the preparation of corporate tax returns for the Japanese branch of AGM, FSA Services (Japan) Inc. and Assured Guaranty Services (Australia) Pty Ltd., and a request to the Internal Revenue Service for 2009 tax return guidance.

  Tax advice-related fees for 2010 were for professional services rendered in connection with an opinion related to income tax deductibility of certain losses, an analysis relating to the election of a tax basis and a built in loss analysis under section 382 of the Internal Revenue Code of 1986, as amended.
  Tax fees for 2009 were for professional services rendered in connection with the preparation of the 2008 federal tax returns.

(4)
Fees related to general support for documentation preparation and review, industry knowledge and project management provided in connection with the UK Solvency II insurance regulatory regime.

Pre-Approval Policy of Audit and Non-Audit Services

        The Audit Committee pre-approved all of the fees described above. The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor, PwC. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services and permissible non-audit services. If a type of service is not covered by the Audit Committee's general pre-approval, the Audit Committee must review the service on a specific case by case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement terms and fees require specific pre-approval of the Audit Committee. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members.

        THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

 PROPOSAL NO. 6: PROPOSALS CONCERNING OUR SUBSIDIARY,
ASSURED GUARANTY RE LTD.

        In accordance with AGL's Bye-Laws, if AGL is required or entitled to vote at a general meeting of any direct non-United States subsidiary of AGL, AGL's directors must refer the matter to the shareholders of AGL and seek authority from AGL's shareholders for AGL's representative or proxy to vote in favor of the resolution proposed by the subsidiary. AGL's directors must cause AGL's representative or proxy to vote AGL's shares in the subsidiary pro rata to the votes received at the general meeting of AGL. In addition, AGL's Board of Directors, in its discretion, may require that the organizational documents of each subsidiary of AGL organized under the laws of a jurisdiction outside the United States contain provisions substantially similar to these provisions. As a consequence, we are proposing that our shareholders authorize AGL to vote in favor of the following matters to be presented at the next annual general meeting of our subsidiary, AG Re.

        Proposal 6.1—Election of AG Re Directors.    We propose that AGL be directed to elect the following ten directors of AG Re: Howard Albert, Robert A. Bailenson, Russell B. Brewer, Gary Burnet, Dominic J. Frederico, James M. Michener, Robert B. Mills, Kevin Pearson and Andrew Pickering, with such persons constituting the entire board of directors of AG Re, to serve for one year terms commencing at the annual general meeting of AG Re. Each of Messrs. Albert, Bailenson, Brewer, Burnet, Frederico, Michener, Mills and Pickering are officers of AGL or its subsidiaries and have consented to serve as directors of AG Re without fee if elected. We do not expect that any of the nominees will become unavailable for election as a director of AG Re, but if any nominees should become unavailable prior to the meeting, proxy cards, whether submitted by telephone, via the Internet or by mail, authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by AG Re's board of directors. Proposal 6.1 is Item 1B on the Proxy Card.

        The biographies for these nominees are set forth below:

        Howard Albert, age 51, is AGL's Chief Risk Officer. Mr. Albert also serves as the Chief Risk Officer of the Company's U.S. subsidiaries. He joined the Company in 1999 as Chief Underwriting Officer of Capital Re Company, the predecessor to AGC. Since 1999, Mr. Albert has held a number of credit and risk management position in the Company. Prior to joining the Company, he spent two years with Rothschild Inc.

        Mr. Albert's experience in risk management, underwriting and credit makes him valuable to the Board of Directors of AG Re.

        Robert A. Bailenson, age 44, has been Chief Accounting Officer of AGL since May 2005 and has been with AGL and its predecessor companies since 1990. Mr. Bailenson also serves as the Chief Accounting Officer of the Company's U.S. subsidiaries. He was Chief Financial Officer and Treasurer of AG Re from 1999 until 2003 and was previously the Assistant Controller of Capital Re Corp., which was acquired by ACE in 1999 and the parent holding company of AGC until the IPO.

        Mr. Bailenson's background as an accountant provides an important perspective to the Board of Directors of AG Re.

        Russell B. Brewer II, age 54, has been the Chief Surveillance Officer of AGC and AGM and a director of AGC since July 2009. He became the Chief Surveillance Officer of AGL in November 2009. He has been a director of AGM since September 1993. Mr. Brewer was the Chief Risk Management Officer of AGM from September 2003 until July 2009. He was the Chief Underwriting Officer of AGM from September 1990 until September 2003. He was a Managing Director of AGMH from May 1999 until July 2009. From March 1989 to August 1990, Mr. Brewer was Managing Director, Asset Finance Group, of AGM. Prior to joining AGM in 1986, Mr. Brewer was an Associate Director of Moody's Investors Service, Inc.

        Mr. Brewer's risk management and surveillance expertise enhances the deliberations of the Board of Directors of AG Re.

        Gary Burnet, age 40, has been the Managing Director—Chief Credit Officer of AG Re since 2006 and served as the Vice President—Risk Management and Operations of AG Re from 2002 to 2005. Prior to joining the Company, Mr. Burnet's previous experience included two years at ACE Asset Management, where he was Investment Officer with responsibility for developing and modeling the ACE group's consolidated investment and insurance credit risk. Prior to ACE Asset Management, he was an Assistant Vice President—Investments at ACE Bermuda. Mr. Burnet trained as a Chartered Accountant with Geoghegan & Co. CA from 1993 to 1996 in Edinburgh Scotland and also worked as an audit senior for Coopers & Lybrand from 1996 to 1998 in Bermuda.

        Mr. Burnet supplies the AG Re Board of Directors with a knowledgeable viewpoint on many key areas of AG Re, based on the combination of his accounting, risk management and credit experience.

        Dominic J. Frederico—See Mr. Frederico's biography in "Election of Directors—Directors whose terms of office will continue after this meeting." The benefits of his experience described therein with respect to the Board of Directors of AGL also make him valuable as a director of AG Re.

        James M. Michener, age 58, has been General Counsel and Secretary of AGL since February 2004. Mr. Michener also serves as the General Counsel of our U.S. subsidiaries. Mr. Michener was General Counsel and Secretary of Travelers Property Casualty Corp. from January 2002 to February 2004. From April 2001 to January 2002, Mr. Michener served as General Counsel of Citigroup's Emerging Markets business. Prior to joining Citigroup's Emerging Markets business, Mr. Michener was General Counsel of Travelers Insurance from April 2000 to April 2001 and General Counsel of Travelers Property Casualty Corp. from May 1996 to April 2000.

        Mr. Michener's experience as a lawyer and his position as the General Counsel of AGL enables him to make valuable contributions as a member of the Board of Directors of AG Re.

        Robert B. Mills, age 61, has been Chief Financial Officer of AGL since January 2004. Mr. Mills also serves as the Chief Financial Officer of our U.S. subsidiaries. Mr. Mills was Managing Director and Chief Financial Officer—Americas of UBS AG and UBS Investment Bank from April 1994 to January 2004, where he was also a member of the Investment Bank Board of Directors. Previously, Mr. Mills was with KPMG from 1971 to 1994, where his responsibilities included being partner-in-charge of the Investment Banking and Capital Markets practice.

        Mr. Mills's background as an accountant and his position as the Chief Financial Officer of AGL is particularly useful to Board of Directors of AG Re.

        Kevin Pearson, age 46, has been President of AG Re since July 2009. From 2006 to 2009, Mr. Pearson was a Director in the Infrastructure Finance—Americas Group at AGM, with responsibility for underwriting infrastructure and project finance transactions in Canada, the U.S., Mexico and South America. Prior to that, Mr. Pearson held various positions with Financial Security Assurance International Ltd., including as a Director with responsibility for underwriting project finance transactions in Australia, Asia and New Zealand from 2004 to 2006 and as President from 1999 to 2004.

        Mr. Pearson's experience in underwriting both infrastructure and project finance transactions in many different countries provides important perspective to the Board of Directors of AG Re.

        Andrew Pickering, age 54, is the Deputy Chief Surveillance Officer of AGL and is also Chief Surveillance Officer for Public Finance and Infrastructure of the Company's U.S. subsidiaries. Mr. Pickering joined the Company in 1995 as part of the underwriting team and has held a variety of positions with the Company and its predecessor companies.

        Mr. Pickering's surveillance and underwriting background enables him to make useful contributions to the Board of Directors of AG Re.

        Proposal 6.2—Appointment of AG Re Auditors.    We propose that AGL be directed to appoint PwC as the independent auditors of AG Re for the fiscal year ending December 31, 2011, subject to PwC being appointed as the Company's independent auditors. We expect representatives of the firm to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. Proposal 6.2 is Item 6 on the Proxy Card.

        The following table presents fees for professional audit services rendered by PwC for the audit of AG Re's financial statements for 2010 and 2009 and fees for other services rendered by PwC to AG Re for 2010 and 2009.

	2010	2009
Audit fees	$120,000	$120,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

        The above audit fees are included in the audit fees shown in "Proposal No. 5: Ratification of Appointment of Independent Auditors."

        Other Matters.    The Board of Directors of AGL does not know of any matter to be brought before the annual general meeting of AG Re that we have not described in this proxy statement. If any other matter properly comes before the annual general meeting of AG Re, AGL's representative or proxy will vote in accordance with his or her judgment on such matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU AUTHORIZE AGL TO VOTE FOR EACH OF THE PROPOSALS CONCERNING AGL'S SUBSIDIARY, ASSURED GUARANTY RE LTD.

 SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

How do I submit a proposal for inclusion in next year's proxy material?

        If you wish to submit a proposal to be considered for inclusion in the proxy material for the next Annual General Meeting, please send it to the Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than November 23, 2011 and otherwise comply with the requirements of the SEC to be eligible for inclusion in AGL's 2012 Annual General Meeting proxy statement and form of proxy.

How do I submit a proposal or make a nomination at an annual general meeting?

        Our Bye-Laws provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 90 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2012 Annual General Meeting, such written notice must be received on or prior to February 4, 2012. The notice must meet the requirements set forth in our Bye-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

        The Board of Directors of AGL does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,
James M. Michener Secretary

EXHIBIT A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.     Introduction

        To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company's Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company's Board of Directors.

        Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

        In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.    Definitions

        An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        The "Company" includes any subsidiary in its consolidated group.

III.  Standards for Directors

        The following standards have been established to determine whether a director of the Company is independent:

1.
A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

  For purposes of this paragraph III, the term "executive officer" has the same meaning specified for the term "officer" in Rule 16(a) 1(f) under the Securities Exchange Act of 1934. Rule 16a 1(f) defines "officer" as a company's president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Officers of the company's parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

2.
A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

3.
A director is not independent if: (A) the director is a current partner or employee of a firm that is the company's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

4.
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

5.
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member's current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered "payments" for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization's consolidated gross revenues.

6.
Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services do not exceed the threshold set forth in paragraph III.5 above.

IV.    Standards for Audit Committee Members

        In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company's Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.
A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.
A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.
If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company's Audit Committee.

EXHIBIT B

Text of Bye-law 12 as Proposed to be Amended

12.
Board Size; Classes of Directors

        (1)   The Board shall consist of not less than 3 and not more than 21 Directors (as determined by resolution of the Board of Directors) the exact number to be determined from time to time by resolution adopted by the affirmative vote of at least two-thirds majority of the Board then in office; provided, however, that if no such resolution shall be in effect the number of Directors shall be deemed to be the number of Directors then in office if such number is within the range specified by this Bye-law 12(1) and if the number of Directors then in office is less than three, the number of Directors shall be deemed to be three Directors. Any increase in the size of the Board pursuant to this Bye-law 12(1) shall be deemed to be a vacancy and may be filled in accordance with Bye-law 16 hereof. Directors shall be elected, except in the case of a vacancy (as provided for in Bye-law 15 or 16, as the case may be), by the Shareholders in the manner set forth in paragraph (2) of this Bye-law 12 at an annual general meeting or any special general meeting called for the purpose and who shall hold office for the term set forth in paragraph (2) of this Bye-law 12.

          (2)   ~~The Directors~~Beginning with the 2014 annual general meeting, all Directors of the Company shall be of one class and shall serve for a term ending at the next following annual general meeting. Prior to the 2014 annual general meeting, the Board shall be divided into three classes, designated Class I, Class II and Class III, with the directors of each class elected to serve as follows: Directors designated as Class I Directors elected at the 2011 annual general meeting shall serve for a term ending at the 2012 annual general meeting; directors designated as Class II Directors to be elected at the 2012 annual general meeting shall serve for a term ending at 2013 annual general meeting; and directors designated as Class III Directors to be elected at the 2013 annual general meeting shall serve for a term ending at the 2014 annual general meeting. Directors elected prior to the 2011 annual general meeting shall continue to serve for the term, and as a member of the class, to which they had previously been elected. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors~~. Each class of directors shall have a three year term. At each annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term~~. If the number of Directors is changed prior to the 2014 annual general meeting, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 15 or 16. Notwithstanding the foregoing, each Director shall hold office until such Director's successor shall have been duly elected or until they are removed from office by the Shareholders pursuant to Bye-law 15 or their office is otherwise vacated. ~~In the event of any change in the number of Directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of Directors in each class.~~

B-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date M30492-P05896 ASSURED GUARANTY LTD. 30 WOODBOURNE AVENUE HAMILTON, HM 08 BERMUDA 1A. Election of Directors of the Company The Board of Directors recommends you vote FOR each of the following nominees: For Against Abstain ASSURED GUARANTY LTD. 0 0 0 0 01) Francisco L. Borges 02) Patrick W. Kenny 03) Robin Monro-Davies 04) Michael T. O'Kane VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Nominees: For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. The Board of Directors recommends you vote FOR the following proposals: 5. Ratification of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for the fiscal year ending December 31, 2011. 6. Authorizing the Company to vote for the appointment of PwC as AG Re's independent auditors for the fiscal year ending December 31, 2011. 0 0 0 00 0 0 0 0 1B. Authorizing the Company to vote for directors of our subsidiary, Assured Guaranty Re Ltd. ("AG Re"): 05) Howard Albert 06) Robert A. Bailenson 07) Russell B. Brewer II 08) Gary Burnet 09) Dominic J. Frederico 0 0 0 1 Year 2 Years 3 Years Abstain 0 0 0 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s) of the Company or of AG Re, mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote, on a non-binding, advisory basis, 1 YEAR on the following proposal: 2. To approve an amendment to the Company's Bye-laws to provide for the annual election of directors. 4. For frequency of future non-binding votes on executive compensation. 3. To approve, on a non-binding, advisory basis, executive compensation. 10) James M. Michener 11) Robert B. Mills 12) Kevin Pearson 13) Andrew Pickering The Board of Directors recommends you vote FOR the following proposals: Nominees:

M30493-P05896 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF ASSURED GUARANTY LTD. The undersigned hereby appoints Dominic J. Frederico, Robert B. Mills and James M. Michener, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of Assured Guaranty Ltd. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held May 4, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSALS 1A AND 1B, FOR PROPOSALS 2 AND 3, FOR ONE YEAR FOR PROPOSAL 4, FOR PROPOSALS 5 AND 6 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side